EXHIBIT 2.2
EQUITY INTEREST PURCHASE AGREEMENT
BY AND AMONG
SMTP, INC.
INTERINBOX SA,
ERNEPH 2012A (PTY) LTD. dba ISMS,
 ERNEPH 2012B (PTY) LTD. dba GRAPHICMAIL SOUTH AFRICA,
QUATTRO HOSTING LLC,
PENTASOFT LTD,
AND
THE SELLERS PARTY HERETO

DATED AS OF AUGUST 14, 2014

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		41
5.1	Organization and Authority	41
5.2	Authorization and Validity	41
5.3	No Conflict; Consents	41
5.4	No Governmental Proceedings or Litigation	41
5.5	No Broker	41
5.6	No Financing Contingency	41
5.7	Valid Issuance of Common Stock	41

ARTICLE VI PRE-CLOSING MATTERS		42
6.1	Conduct of Business Prior to Closing	42
6.2	Exclusivity	44
6.3	Commercially Reasonable Efforts	45
6.4	Mutual Cooperation	45
6.5	Access to Information; Financial Statements	45
6.6	Intercompany Arrangements	45
6.7	Employment Agreements	46
6.8	Payoff of Company Debt	46
6.9	Updated Disclosure	46

ARTICLE VII POST-CLOSING MATTERS		46
7.1	Transfer Taxes	46
7.2	Conduct of Business with Respect to Taxes	46
7.3	Cooperation on Tax Matters	47
7.4	Preparation and Filing of Pre-Closing Period Tax Returns for each Member of the Company Group	47
7.5	Preparation and Filing of Straddle Period Tax Returns for each Member of the Company Group	48
7.6	Computation of Tax Liabilities	49
7.7	Tax Contests.	50
7.8	Tax Refunds	52
7.9	Adjustments to Purchase Price in Connection With Taxes	52
7.10	Payments in Connection with Taxes	52
7.11	Non-Compete	53
7.12	Non-Solicitation	53
7.13	Further Assurances	53
7.14	Release by Sellers	54
7.15	Proprietary Information	55
7.16	Reserved	55

ARTICLE VIII INDEMNIFICATION		55
8.1	Indemnification by the Company Group and Sellers	55
8.2	Indemnification by Buyer	56
8.3	Limitations on Liability.	57
8.4	Third Party Claims	58
8.5	Reserved	59
8.6	Escrow Funds	59

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8.7	Value of Escrow Shares	60
8.8	Treatment of Indemnification Payments	60
8.9	Escrow Fees	60
8.10	No Double Recovery.	60

ARTICLE IX SELLERS' REPRESENTATIVE		60
9.1	Appointment of Sellers' Representative	60
9.2	Powers and Authority of Sellers' Representative	61
9.3	Seller Reserve Amount	62
9.4	Limitation of Liability	62
9.5	Successor Representatives	63
9.6	Buyer and Escrow Agent Reliance	63

ARTICLE X TERMINATION		63
10.1	Termination	63
10.2	Termination Fee.	64
10.3	Effect on Obligations	65

ARTICLE XI DISPUTE RESOLUTION		65
11.1	Arbitration	65
11.2	Good Faith	65
11.3	Procedure	66
11.4	Consent to Jurisdiction	66

ARTICLE XII MISCELLANEOUS		66
12.1	Costs	66
12.2	Notices	67
12.3	Entire Agreement	68
12.4	Waivers and Amendments	68
12.5	Binding Effect; Assignment	68
12.6	No Rescission	68
12.7	Governing Law	68
12.8	Specific Performance	69
12.9	Reserved	69
12.10	Waiver of Jury Trial	69
12.11	Construction	69
12.12	Agreement Severable	69
12.13	Counterparts	69
12.14	No Third Party Beneficiaries	69
12.15	Public Announcements	70
12.16	Confidentiality	70

iii

EQUITY INTEREST PURCHASE AGREEMENT
This EQUITY INTEREST PURCHASE AGREEMENT (together with all Schedules and Exhibits, this "Agreement"), dated as of August ___, 2014, is entered into by and among SMTP, Inc., (the "Buyer") and each of the individual shareholders and entities listed on Exhibit A hereto (together, "Sellers," and each a "Seller"), for the purchase of 100% of the equity interest owned, directly or indirectly, in InterInbox SA, a Swiss  corporation, ERNEPH 2012A (Pty) Ltd. dba ISMS, a South African limited company, ERNEPH 2012B (Pty) Ltd. dba GraphicMail South Africa, a South African limited company, and Quattro Hosting LLC, a Delaware  limited liability company (all such entities are referred to collectively as the "Companies" or the "Company Group," and individually as a "Company").  The Company Group, Sellers and Buyer, are each referred to herein as a "Party" and collectively as, the "Parties".
WHEREAS, Buyer, a U.S. publicly traded corporation, is a provider of cloud-based email delivery services for companies in over 130 countries and desires to expand its business domestically and internationally through strategic acquisition;
WHEREAS, Sellers are the record and beneficial owners of 100% of the Shares (as defined below) of the domestic and international Companies that collectively operate as the GraphicMail email marketing platform business that is distributed directly and indirectly through channel partners to its international client base of over 35,000 customers; and
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares, on the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the above recitals with and into this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1            Definitions.  As used in this Agreement, the following terms have the following meanings:
"2013 Reductio Factor" has the meaning provided in Section 2.2(b)(iii)(A).
"2014 Reduction Factor" has the meaning provided in Section 2.2(b)(iii)(B).
"2015 Financial Statements" has the meaning set forth in Section 2.4(a)(i).
"AAA" has the meaning provided in Section 11.1.
"Achieved Relevant 2015 Revenues" has the meaning provided in Section 2.4(b).
"Actual Consolidated Net Assets" has the meaning provided in Section 2.3(d).

"Actual Reduction Amount" has the meaning set forth in Section 2.2(b)(ii).
"Actual Reduction Factor" has the meaning set forth in Section 2.2(b)(ii).

"Additional Stock Payment" has the meaning set forth in Section 2.6.
"Affiliate" of a specified Person means any other Person, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, "control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.
"Affiliate Transactions" has the meaning provided in Section 4.22.
"Agreement" has the meaning provided in the Preamble.
"Alternative Transaction" has the meaning provided in Section 6.2.
"Assets" has the meaning provided in Section 4.11(c).
"Base Purchase Price" has the meaning provided in Section 2.2(a)(ii).
"Basket" has the meaning provided in Section 8.3(b)(ii).
"Business" means any business performed, conducted or proposed to be conducted, in each case presently and/or as of Closing, by any or all of the members of the Company Group as a going concern.
"Business Combination" has the meaning provided in Section 2.6.
"Business Combination Expenses" has the meaning provided in Section 2.6.
"Business Day" means any day other than: (a) a Saturday or Sunday; or (b) a day on which banks are required or authorized by Law to close in New York, New York.
"Business Technology" means all computer systems, telecommunication systems, software and/or hardware that is owned by, directly acquired by, or directly licensed to the Company.
"Buyer" has the meaning provided in the preamble.
"Buyer Indemnitees" has the meaning provided in Section 8.1.
"Buyer Released Parties" has the meaning provided in Section 7.14.
"Bylaws" means the bylaws or rules of self-governance (or other similar document), including any operating agreement or similar agreement and all amendments thereto adopted by the specified Person, in each case as in full force and effect from time to time.
"Cap" has the meaning provided in Section 8.3(b)(i).

"Cash" means the aggregate consolidated amount of cash on hand and in banks (net of any bank overdrafts), cash equivalents, certificates of deposit, marketable securities and short term investments, as adjusted for any deposits in transit, outstanding checks, cash security deposits and cash collateral accounts, in each case without regard to any purchase accounting adjustments arising out of the Transactions.
"Cash Escrow Amount" has the meaning provided in Section 2.2(a)(i).
"Change of Control Payments" means all severance, retention, change of control or similar payments payable by any member of the Company Group in connection with the Transactions.
"Charter" means the articles or certificate of incorporation, articles of association (or other documents of formation) and all amendments thereto adopted by the specified Person, in each case as in full force and effect from time to time.
"Claim" means suit, action, investigation, allegation, proceeding, inquiry or other claim or legal or administrative proceeding.
"Closing" has the meaning provided in Section 3.1.
"Closing Cash Payment" has the meaning provided in Section 2.2(a)(i).
"Closing Company Debt" means all Company Debt outstanding as of the Closing Date.
"Closing Date" has the meaning provided in Section 3.1.
"Closing Statement" has the meaning provided in Section 2.3(c).
"Closing Stock Payment" has the meaning provided in Section 2.2(a)(ii).
"Code" means the United States federal Internal Revenue Code of 1986, as amended.
"CombinationCo" has the meaning provided in Section 2.6.
"CombinationCo Stock" has the meaning provided in Section 2.6.
"Common Stock" has the meaning provided in Section 2.2(a)(ii).
"Company" has the meaning provided in the preamble.
"Company Benefit Plan" means (a) any employment, change in control, retention, severance or similar contract or arrangement (whether or not written) or any plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any Foreign Plan), policy, practice, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits), whether written or oral, that is maintained, administered, sponsored or contributed to, by, or required to be contributed by the Company Group, or with respect to which the Company Group could otherwise have any liability or obligation, whether direct or indirect, absolute or contingent, but excluding in each case any such employee benefit plan or arrangement providing statutory benefits pursuant to applicable law in jurisdictions outside of the United States; and (b) any defined benefit pension plan in respect of which the Company Group or any ERISA Affiliate could incur liability whether direct or indirect, absolute or contingent.

"Company Debt" means all of the following, whether issued to, extended to, applicable to, incurred by, or a contractual obligation of, the Company Group, but specifically excluding all inter-Company Group obligations incurred in the Ordinary Course of Business: (a) all obligations for borrowed money or in respect of banker's acceptances or letters of credit issued or created for the account or benefit of any member of the Company Group (for clarity, excluding unfunded letters of credit), whether secured or unsecured, whether or not represented by bonds, debentures, notes or other securities, and whether owing to banks, financial institutions or otherwise; (b) all indebtedness of any member of the Company Group created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property); (c) all indebtedness of any member of the Company Group secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien; (d) all obligations under Leases which shall have been or must be, in accordance with GAAP, recorded as capital Leases in respect of which any member of the Company Group is liable as lessee; (e) all obligations under interest rate protection agreements (valued on a market quotation basis); (f) all obligations secured by a perfected lien or non-appealable judgment; (g) all indebtedness or obligations of the types referred to herein of a third Person secured by any Claim on any assets of any member of the Company Group, even though such member of the Company Group has not assumed or otherwise become liable for the payment thereof; (h) any Guaranty of a third Person in connection with any of the foregoing, even though such member of the Company Group has not assumed or otherwise become liable for the payment thereof; (i) all indebtedness to equity or other security holders, including Sellers, payment obligations with respect to stock appreciation rights, phantom stock obligations and similar obligations; and (j) any interest, fees and other expenses owed related to any of the foregoing, including prepayment premiums or penalties, consent fees, or other amounts with respect to such indebtedness becoming due as a result of the Transactions; but excluding Company Transaction Costs.
"Company Group" has the meaning set forth in the preamble.
"Company Group Intellectual Property" means all of the Intellectual Property owned or licensed by, purported to be owned or licensed by, or filed in the name of, any member of the Company Group.
"Company Group's Knowledge" means the actual knowledge of the Persons listed on Annex I hereto, in each case with such additional knowledge as such Person would acquire after having undertaken due inquiry and reasonable investigation.
"Company Insurance Policies" has the meaning provided in Section 4.21.
"Company Third Party Consents" has the meaning provided in Section 4.7(b).
"Company Transaction Costs" means all Change of Control Payments and all of the unpaid fees, expenses and other similar amounts for the provision of services prior to the Closing that have been or are expected to be incurred on behalf of any member of the Company Group, or Sellers' Representative on or prior to the Closing Date in connection with or arising from the Transactions, and any fees of Sellers' counsel, brokers or finders, accountants, investment bankers and other professional advisors and any fees paid or payable to any Governmental Authority or other Person, limited however, to obligations of the members of the Company Group, Sellers' Representative or Sellers or for obligations for which Buyer could become liable in any manner resulting from the consummation of the Transactions.

"Conclusive Statement" has the meaning provided in Section 2.3(d).
"Consolidated Net Assets" means Current Assets, plus Long-term Liquid Assets, minus Liabilities.
"Consolidated Net Assets Target" has the meaning provided in Section 2.3(b).
"Contingent IP Liability" means any liability, cost or and expense (including reasonable attorneys' fees) related to or arising out of claims for patent infringement threatened or made by that certain entity described on Schedules 4.15(a).
"Contracts" means understandings, agreements, commitments, obligations, arrangements, indentures, undertakings, deeds, mortgages, options, loans, Leases or licenses, written or oral.
"Current Assets" means the current assets of the Company Group, including, for the avoidance of doubt, Cash and cash equivalents, accounts receivable, inventory, investments, and prepaid expenses, but excluding inter-company receivables, as determined in accordance with GAAP.
"Customers" has the meaning provided in Section 2.4(b).
"Disclosure Schedules" has the meaning provided in the introductory paragraph to Article IV.
"Disputed Items" has the meaning provided in Section 2.3(c).
"Due Date" means the applicable date that a Person is required to file a Tax Return, taking into account all applicable extensions.
"Earn-out Cash Component" has the meaning set forth in Section 2.4(a)(i).
"Earn-out Consideration" has the meaning set forth in Section 2.4(a).
"Earn-out Revenue Target" has the meaning set forth in Section 2.4(b)(i).
"Earn-out Stock Component" has the meaning set forth in Section 2.4(a)(ii).
"Employee" has the meaning provided in Section 4.16(a).
"Employment Agreements" has the meaning provided in Section 3.2(a)(xii).
"Employment NDAs" has the meaning provided in Section 7.15.
"Enforceability Exceptions" has the meaning provided in Section 4.2.

"Environmental Rule" means any Law that relates to Hazardous Substances, pollution, restoration, or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota), and natural resources, including without limitation any Law relating to the generation, use, processing, treatment, storage, release or threatened release, transport, handling, presence, recycling, or disposal of, or exposure to Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any trade or business (whether or not incorporated) which, together with the Company would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
"Escrow Account" has the meaning set forth in Section 2.2(a)(i).
"Escrow Agent" means that certain escrow agent to be mutually agreed upon by the Parties.
"Escrow Agreement" means that certain escrow agreement to be mutually agreed upon by the Parties.
"Escrow Amount" has the meaning set forth in Section 2.2(a)(i).
"Escrow Shares" has the meaning set forth in Section 2.2(a)(ii).
"Estimated Consolidated Net Assets" has the meaning set forth in Section 2.3(a).
"Estimated Reduction Amount" has the meaning set forth in Section 2.2(b)(i).
"Exchange Rate" means, as of a date, the foreign exchange rate between the US dollar and any applicable relevant non-U.S. currency, which rate is obtained from either oanda.com or xe.com.
"Financial Reference Date" has the meaning provided in Section 4.9.
"Financial Statements" has the meaning provided in Section 4.8(a).
"FIRPTA Certificate" has the meaning set forth in Section 3.2(a)(xi).
"Foreign Plan" has the meaning provided in Section 4.17(e).

"Fundamental Representations" means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.15, Section 4.20, Section 4.24, Section 5.1, Section 5.2 and Section 5.5.
"GAAP" means United States generally accepted accounting principles, applied on a consistent basis; in no event shall any change to GAAP occurring after the date of this Agreement have any application to this Agreement or to any calculations made (or to be made) under this Agreement.
"General Covenants" means the covenants, agreements, and obligations contained in Article VI, but excluding Section 6.1, Section 6.2 and Section 6.8.
"Governmental Authority Official" has the meaning set forth in Section 4.25.
"Guaranty" collectively means: (a) any guaranty of the payment or performance of any indebtedness or other obligation of any obligor; (b) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person, whether that promise or undertaking is expressed in terms of an obligation to pay the indebtedness of such obligor, or to purchase any obligation owed by such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto; and (c) any other arrangement whereby the performance of another Person is assumed.
"Hazardous Substance" means any substance, pollutant, contaminant, chemical, oil, material of environmental concern, constituent, or toxic or hazardous substance or waste the generation, use, processing, treatment, storage, release, transport or disposal of which is defined by, any Environmental Rule; all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substance, including any industrial process or pollution control waste (whether or not hazardous within the meaning of the Resource Conservation and Recovery Act, as amended) which could pose a hazard to the environment or the health and safety of any Person, or impair the use or value of any portion of the Leased Real Property or any other property, including but not limited to asbestos or asbestos-containing materials, radioactive materials, and polychlorinated biphenyls.
"Indemnitees" has the meaning provided in Section 8.2.
"Indemnitor" has the meaning provided in Section 8.4(b).
"Indemnity Escrow Funds" has the meaning provided in Section 8.6.
"Indemnity Escrow Period" has the meaning provided in Section 8.6.

"Intellectual Property" means: (a) Marks and rights thereto including, without limitation, registered Marks, applications for Marks and common law Marks; (b) patents, patent applications, patent disclosures and inventions, including continuations, divisional, continuations-in-part, renewals and reissues for any of the foregoing; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for the registration thereof; (d) mask works and registrations and applications for registration thereof; (e) inventions, discoveries, processes, trade secrets, know how, methods, designs, drawings specifications, formulations, testing and standard operating procedures, maintenance and servicing manuals, quality control manuals and procedures and other intellectual property rights and intangible property, whether or not patentable, all useful information relating to the foregoing items, including, without limitation, technology, engineering, drawings, art work, reports, design information and practices, flow charts, diagrams, manuals, descriptive texts and programs, underlying tapes, documentation, and business information maintained in electronic format (the know-how); (f) computer software, data, data bases and documentation thereof; (g) all rights related to the Intellectual Property described in clauses (a) through (f) of this definition; and (h) all other intellectual and industrial property rights of any sort throughout the world, including all applications, registrations, issuances and the like with respect thereto.
"Internal Revenue Service" or "IRS" means the United States Internal Revenue Service.
"Law" or "Laws" means, at the applicable time, each provision of any then currently existing federal, state, regional, provincial, local or foreign laws, including any statute, standard, ordinance, act, code, order, rule, regulation, constitutional provision, decree, promulgation or common law (including, without limitation, Environmental Rules) of any Governmental Authority, and each term of any order, judgment, award or decree then currently existing of any court, arbitrator or tribunal of any Governmental Authority (including, without limitation, the United States Patent and Trademark Office).
"Leased Real Property" has the meaning provided in Section 4.11(b).
"Leases" has the meaning provided in Section 4.11(b).
"Liabilities" means the total consolidated liabilities of the Company Group as determined in accordance with GAAP, but excluding (i) that certain loan between Inter-Cloud and Pentasoft, which will be repaid in full on or before Closing by Sellers, and (ii) Contingent IP Liability.
"Liens" means any and all liens, charges, mortgages, pledges, easements, encumbrances, security interests, matrimonial or community interests, tenancy by the entirety Claims, adverse Claims, or any other title defects or restrictions of any kind.
"Lock-Up" has the meaning provided in Section 2.2(c).
"Long-term Liquid Assets" means any assets of the Company Group that are not Current Assets, would be classified as long-term in accordance with GAAP, and can be converted to cash immediately using existing markets, including marketable equity or debt securities.
"Loss" or "Losses" has the meaning provided in Section 8.1.
"Mark" means any trademark, service mark, trade dress, trade name, internet website domain name (with respect to the domain name, to the extent used to identify the source of goods and services), logo and registered, assumed or fictitious names and all applications and registrations therefor.

"Material Adverse Effect" means any event, change, circumstance or effect that is, or would reasonably be expected to be materially adverse to the business, financial condition, assets, operations or liabilities of the Company Group taken as a whole, excluding, however, any event, change, circumstance or effect resulting or arising solely from: (a) changes in business or economic conditions affecting the economy of any jurisdiction in which a member of the Company Group operates or global economy or capital or financial markets generally or changes in conditions in the industries in which any member of the Company Group operates; (b) effects or changes related to or resulting from any event as to which Buyer has provided written consent hereunder (provided that such consent is not the result of any material misstatement or material omission by the Company or Sellers); (c) national or international political or social conditions, including the engagement by any nation or state in which any member of the Company Group operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, including but not limited to upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any of its military  installations, equipment or personnel; (d) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) changes in accounting requirements or Law, or in each case, in the interpretation thereof, after the date hereof; or (f) the consummation of the Transactions or any actions by any Party taken pursuant to this Agreement or any actions taken by the Company Group at the request of Buyer; except in the case of clauses (a), (d), or (e), such event or change which disproportionately affects the Companies when compared to other similarly situated Persons operating in the same industries and in the same geographic locations in which the Companies operate.
"Material Contracts" has the meaning provided in Section 4.12(a).
"Multiemployer Plan" has the meaning provided in Section 4.17(c).
"NDA" has the meaning provided in Section 12.16.
"Neutral Arbitrator" has the meaning provided in Section 2.3(d).
"Non-Compete Restrictive Period" has the meaning provided in Section 7.11.
"Ordinary Course of Business" means the ordinary course of business of the Company Group, consistent with past practices.
"Party" or "Parties" have the meanings provided in the Preamble.
"Pay-Off Documents" means (i) payoff letters or other reasonable documentation for the repayment of all Closing Company Debt, in a form reasonably acceptable to Buyer, which shall indicate that the Company Group lenders have agreed to release immediately all applicable Liens relating to the assets and property of all members of the Company Group, including the redelivery of any stock certificates held pursuant to any such terminated stock pledge agreements and (ii) statements of satisfaction in full from any recipient of any member of the Company Group Transaction Costs or other reasonable documentation evidencing same.
"Payout Percentage" has the meaning set forth in Section 2.4(b)(ii).

"Pension Plan" has the meaning provided in Section 4.17(c).
"Permit" or "Permits" has the meaning provided in Section 4.14(b).
"Permitted Lien" means (i) those items set forth in Schedule 4.11(b), (ii) statutory Liens for current Taxes not yet due and payable or, as set forth on Schedule 1.1(c), being contested in good faith by appropriate procedures and for which appropriate reserves have been reflected in the Financial Statements in accordance with GAAP; (iii) mechanics, carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; or (v) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties as set forth on Schedule 1.1(d).
"Person" means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any Governmental Authority or other legal entity or organization of any kind.
"Post-Closing Period" means any taxable period beginning after the Closing Date.
"Post-Closing Taxes" means any and all Taxes imposed on any member of the Company Group for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined in accordance with Section 7.6(b)).
"Pre-Closing Period Tax Return" means any Tax Return relating to a Pre-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.
"Pre-Closing Taxes" means, without duplication: (a) any and all Taxes of or imposed on any member of the Company Group for any and all Pre-Closing Tax Periods; (b) any and all Taxes of or imposed on any member of the Company Group for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 7.6(b)); (c) any and all Taxes of an "affiliated group" (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which any member of the Company Group (or any predecessor of any member of the Company Group) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); (d) any and all Transfer Taxes required to be paid by Sellers pursuant to Section 7.1; (e) any and all Taxes of or imposed on Buyer or any of its Affiliates (including any member of the Company Group) as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (i) "subpart F income," within the meaning of Section 952 of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is related or attributable to any member of the Company Group or (ii) the holding of "United States property," within the meaning of Section 956 of the Code (or any similar provision of state or local Law) on or prior to the Closing Date that is related or attributable to any member of the Company Group, in each case, determined as if the taxable years of the members of the Company Group ended on the Closing Date; and (f) any and all Taxes required to be deducted and withheld with respect to payments made by Buyer to Sellers (or by any member of the Company Group to Sellers) (or in connection with the Transactions, including the exercise of options or payment of stock) pursuant to applicable Tax Laws in connection with the Transactions; but in each case excluding any and all Business Combination Expenses.  Notwithstanding anything to the contrary set forth herein, Pre-Closing Taxes means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing.

"Proceeding" means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Authority or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.
"Proprietary Information" has the meaning provided in Section 7.15
"Purchase Price" has the meaning provided in Section 2.2.
"Reduction Factor" has the meaning provided in Section 2.2(b).
"Reduction Statement" has the meaning set forth in Section 2.2(b)(ii).
"Regulatory Consents and Notices" has the meaning provided in Section 4.7(b).
"Released Claims" has the meaning provided in Section 7.14.
"Required Consents" has the meaning provided in Section 3.2(f).
"Resolution Period" has the meaning provided in Section 2.3(c).
"Restrictive Covenants" has the meaning provided in Section 3.2(a)(xii).
"Retained Claims" has the meaning provided in Section 7.14.
"Rules" has the meaning provided in Section 11.1.
"Seller Indemnitees" has the meaning provided in Section 8.2.
"Seller Releasor" has the meaning provided in Section 7.14.
"Seller Reserve Amount" has the meaning provided in Section 2.2(a)(i).
"Sellers" has the meaning provided in the Preamble.
"Sellers' Representative" has the meaning provided in Section 9.1.
"Shares" means all of the issued and outstanding shares of capital stock or equity interests of each entity comprising the Company Group.
"SMTP Service Revenue" has the meaning provided in Section 2.4(b).

"Stock Escrow Amount" has the meaning provided in Section 2.2(a)(i).
"Straddle Period" means any taxable year or period beginning on or before and ending after the Closing Date.
"Straddle Period Tax Return" means any Tax Return relating to a Straddle Period.
 "Survival Period" has the meaning provided in Section 8.3(a).
"Tax" or "Taxes" means any and all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes, imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, capital gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.
"Tax Claim Notice" has the meaning set forth in Section 7.7(a).
"Tax Contest" has the meaning set forth in Section 7.7(a).
"Tax Return" means any return, declaration, form, report, Claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
"Tax Sharing Agreement" means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).
"Taxing Authority" or "Tax Authorities" means, with respect to any Tax or Tax Return, any Governmental Authority exercising Tax authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection or assessment of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.
"Termination Fee" has the meaning provided in Section 10.2.

"Third Party Claim" means any Claim which is asserted or threatened by a Person other than the Parties, their successors and permitted assigns against any Indemnitee or to which any Indemnitee is subject.
"Transactions" means the transactions contemplated by this Agreement, including, for the avoidance of doubt, the purchase and sale of the Shares in accordance with this Agreement.
"Transfer Taxes" has the meaning set forth in Section 7.1.
"Treasury Regulations" means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.
1.2            Interpretation.  In this Agreement (unless the context requires otherwise):
(a)            All references to statutory provisions shall be construed as meaning and including references to (i) any statutory modification, consolidation or re-enactment made after the date of this Agreement and for the time being in force; (ii) all statutory instruments or orders made pursuant to a statutory provision; and (iii) any statutory provision of which these statutory provisions are a consolidation, re-enactment or modification;
(b)            Words denoting the singular shall include the plural and words denoting any gender shall include all genders;
(c)            Headings, subheadings, titles, subtitles to Articles, Sections, sub-sections, clauses and paragraphs are for information only, and shall not form part of the operative provisions of this Agreement or the annexures hereto and shall be ignored in construing the same;
(d)            References to recitals, Sections, Articles, clauses, schedules or exhibits are, unless the context otherwise requires, references to recitals, Sections, articles, clauses, schedules and exhibits to this Agreement;
(e)            The words "include" and "including" are to be construed without limitation;
(f)            The term "hereof," "herein," "hereto," "hereunder," or similar expressions used in this Agreement mean and refer to this Agreement and not to any particular Section in this Agreement;
(g)            All references to Contracts, documents or other instruments include (subject to all relevant approvals) a reference to that Contract, document or instrument as amended, supplemented, substituted, novated, or assigned from time to time;

(h)            The word "or" is not exclusive and is deemed to have the meaning "and/or";
(i)            All references to payments in this Agreement shall be payments in U.S. dollars; and
(j)            Any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement.
1.3            Disclosure Schedules.  The Parties acknowledge and agree that any exception to a representation and warranty contained in this Agreement that is disclosed in any section of the Disclosure Schedules under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty of the Company Group contained in this Agreement to the extent that it would be reasonably apparent to Buyer that such exception is applicable to such other representation and warranty.
ARTICLE II
SALE, PURCHASE AND PURCHASE PRICE
2.1            Sale and Purchase.  Subject to the satisfaction of the conditions precedent set forth in Section 3.2 and Section 3.3, on the Closing Date (a) Sellers shall sell, transfer and assign to Buyer, or to its affiliated company as designated by the Buyer on or before the Closing Date, all of Sellers' right, title and interest in the Shares, in exchange for the payment by Buyer of the Purchase Price, and (b) Buyer shall purchase and take delivery of the Shares from Sellers.  The Shares shall be sold, transferred and delivered to Buyer by Sellers at the Closing free and clear of any and all Liens, other than Permitted Liens.
2.2            Purchase Price and Payment.
(a)            The aggregate purchase price payable by Buyer at Closing as consideration for the sale and transfer of the Shares, subject to adjustment as contemplated herein, (the "Purchase Price" ) shall be payable as follows:
(i)            $2,600,000 in cash (A) minus twenty-two and one half percent (22.5%) of the $2,600,000 in cash (the "Cash Escrow Amount") that shall be paid to the account(s) designated by the Escrow Agent in writing in advance of Closing (the "Escrow Account"), which the Escrow Agent shall manage and disburse in accordance with the terms of the Escrow Agreement, (B) minus $100,000 (the "Seller Reserve Amount") that shall be deposited in a segregated escrow account controlled by the Sellers' Representative, (C) plus or minus, as applicable, one-half of any adjustments pursuant to Section 2.3(b), (D) minus any cash converted to Common Stock pursuant to Section 2.6, and (E) minus Closing Company Debt and Company Transaction Costs (the "Closing Cash Payment"), which Closing Cash Payment shall be paid by wire transfer of immediately available funds to an account designated at least two (2) Business Days prior to the Closing by Sellers' Representative for further distribution to Sellers in accordance with Schedule 2.2(a)(i).

(ii)            $2,600,000 in Common Stock of Buyer (A) minus twenty-two and one-half percent (22.5%) of the $2,600,000 in common stock of Buyer (the "Stock Escrow Amount", and together with the Cash Escrow Amount, the "Escrow Amount"), such shares of Common Stock (the "Escrow Shares") shall be delivered to the Escrow Account, which the Escrow Agent shall manage and disburse in accordance with the terms of the Escrow Agreement,  (B) plus or minus, as applicable, one-half of any adjustments pursuant to Section 2.3(b), and (C) plus 127.5% of any cash converted to Common Stock pursuant to Section 2.6 (the "Closing Stock Payment," and together with the Closing Cash Payment, the "Base Purchase Price"); which Closing Stock Payment shall be paid by delivery of common stock of Buyer ("Common Stock") to the Sellers at Closing, which Shares shall be allocated among the Sellers in the percentages set forth on  Schedule 2.2(a)(i).  The number of shares of the Common Stock to be paid to Sellers shall be determined by dividing the Closing Stock Payment (as may be adjusted) by the Buyer's average market closing price on NASDAQ of the preceding ten (10) days immediately prior to Closing; and
(iii)            the Earn-out Consideration pursuant to Section 2.4, if applicable.
(b)            The Base Purchase Price shall be subject to adjustment as provided in this Section 2.2(b).
(i)            At Closing the Base Purchase Price payable by Buyer shall be decreased by the amount determined by multiplying the Base Purchase Price by (100% minus the Reduction Factor as estimated, in good faith, by Sellers' Representative) (the "Estimated Reduction Amount").  The Estimated Reduction Amount shall be deducted pro rata from the Closing Cash Payment and the Closing Stock Payment (including any Additional Stock Payment) based on the respective proportions of the Base Purchase Price made up by each.
(ii)            Promptly following the completion of the 2014 audited financial statements for the Company Group, Buyer, if the Closing has occurred, or Sellers' Representative, if the Closing has not occurred, will deliver to the other party a written statement (the "Reduction Statement") setting forth the Actual Reduction Factor, the Actual Reduction Amount, and the amount required to be paid by Buyer to Sellers or released from the Escrow Amount to Buyer pursuant to this Section 2.2(b)(ii).  If the Actual Reduction Amount is less than the Estimated Reduction Amount, Buyer shall pay the difference to Sellers' Representative for further distribution to Sellers in accordance with Schedule 2.2(a)(i) within ten (10) days after delivery or receipt of the Reduction Statement, as applicable.  If the Actual Reduction Amount is greater than the Estimated Reduction Amount, Buyer shall be entitled to immediately collect the difference from the Escrow Account in accordance Article VIII and the Escrow Agreement.
(iii)            "Reduction Factor" means the average of the 2013 Reduction Factor and the 2014 Reduction factor, which shall be calculated based on the audited combined revenues, net income and EBITDA of the Company Group on a GAAP basis for the respective years as follows:
(A)            The "2013 Reduction Factor" means a percentage calculated as follows using the combined 2013 revenues and 2013 net income of the Company Group:
2013 Reduction Factor = (2013 Revenues + Net Income) / (($3,975,000 + $518,000) * 95%)
If the above calculation results in a 2013 Reduction Factor of greater than 100%, the 2013 Reduction Factor will be reduced to 100%.

(B)            The "2014 Reduction Factor" means the percentage calculated as follows:
The 2014 Reduction Factor will be determined as the average of an earnings based reduction factor and a revenue based reduction factor:
The 2014 Reduction Factor =
The average of these two values:
(the estimated combined 2014 Revenues / 4,377,000)
and
(estimated combined 2014 EBITDA / $ 764,000)
or, if more favorable to Sellers (meaning the following value):
(the estimated combined 2014 Revenues / 4,377,000)
In the calculation of  both the estimated and the actual (audited) combined EBITDA for 2014, the following costs will be excluded: legal, advisory and audit costs associated with the Transactions, severance costs of employees terminated after execution of this Agreement, non-structural salary and fees paid to Sellers (also including the payments of, in total, 72,000 ZAR to Isa, as previously disclosed), excess rent associated with overlapping leases, reserves  and legal costs associated with (alleged) patent infringement liabilities (as previously disclosed), including any Contingent IP Liability, the Participation Bonus as paid to the four iSMS minority shareholders in January 2014, any payments as a result of the Transactions or otherwise made pursuant to this Agreement, and payments to shareholders that will not continue post-Closing.

The Estimated Combined EBITDA for 2014 will be estimated based on the actual YTD operating results as determined through the last month ending at least 30 days prior to Closing using a methodology consistent with prior practices at the Company Group.
The Actual Reduction Amount will be added to the maximum amount of the Earn-Out Consideration to provide Sellers the opportunity to recoup amounts lost by virtue of applying the Reduction Factor.
(c)            Sellers agree that twenty percent (20%) of the shares of Common Stock distributed to Sellers at Closing shall be locked up for the period from Closing through August 31, 2015 (the "Lock-Up") pursuant to a mutually agreeable agreement.  The Shares that are subject to the Lock-Up shall be separate and apart from the shares comprising the Stock Escrow Amount.
(d)            Buyer will pay, or cause to be paid at Closing, the amounts deducted from the Base Purchase Price for Closing Company Debt and Company Transaction Costs as have been set forth in writing by Sellers' Representative at least five (5) Business Days (and updated on the Closing Date) prior to Closing and for which Pay-Off Documents have been delivered to Buyer.

2.3            Consolidated Net Assets Adjustment.
(a)            Five (5) days prior to Closing, the Company Group shall cause to be prepared and delivered to Buyer a statement setting forth a good faith estimate of the Consolidated Net Assets of the Company Group as of the close of business on the Closing Date (the "Estimated Consolidated Net Assets"), as reasonably accepted by Buyer.  The Estimated Consolidated Net Assets will be prepared in accordance with GAAP using, to the extent applicable the Exchange Rate, and shall be in the form set forth in Schedule 2.3(a).
(b)            If the Estimated Consolidated Net Assets is less than $100,000 or, if Buyer pursues a Business Combination in connection with the Closing, $75,000 (the "Consolidated Net Assets Target"), and less than $100,000 of the Company Group's assets is cash, then the Base Purchase Price shall be reduced by the difference between the Consolidated Net Assets Target and the Estimated Consolidated Net Assets.  If the Estimated Consolidated Net Assets is greater than the Consolidated Net Assets Target, then the Base Purchase Price shall be increased by the difference between the Consolidated Net Assets Target and the Estimated Consolidated Net Assets.  One-half of any adjustment required by this Section 2.3(b) shall be applied to the portion of the Base Purchase Price allocated to the Closing Cash Payment and one-half shall be applied to the portion of the Base Purchase Price allocated to the Closing Stock Payment.  In the event that there is no Business Combination, any adjustment required by this Section 2.3(b) shall be applied pro rata to Closing Cash Payment and the Closing Stock Payment based on the respective proportions of the Base Purchase Price made up by each, and in the event of a Business Combination, 100% of any adjustment required by this Section 2.3(b) shall be applied to the portion of the Base Purchase Price allocated to the Closing Stock Payment.
(c)            Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers' Representative a statement setting forth the Consolidated Net Assets of the Company Group, determined in accordance with GAAP, and using to the extent applicable the Exchange Rate, as of the close of business on the Closing Date (the "Closing Statement", which statement shall be in the form set forth in Schedule 2.3(a)).  After receipt of the Closing Statement, Sellers shall have thirty (30) days to review the Closing Statement.  Unless Sellers' Representative delivers written notice to Buyer setting forth the specific items disputed by Sellers on or prior to the thirtieth (30th) day after the date of the Closing Statement, (delivered in accordance with Section 12.2), Sellers will be deemed to have accepted and agreed to the Closing Statement and such Closing Statement (and the calculations contained therein) will be final, binding and conclusive.  If Sellers' Representative notifies Buyer of Sellers' objections to specific items contained in the Closing Statement (or specific calculations contained therein) within such thirty (30) day period, Buyer and Sellers' Representative shall, within thirty (30) days following delivery of such notice by Sellers' Representative to Buyer (the "Resolution Period"), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) specified in the notice (the "Disputed Items"), and all other items (and all calculations relating thereto) will be final, binding and conclusive.  Any resolution by Buyer and Sellers' Representative during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

(d)            If Buyer and Sellers' Representative do not resolve all Disputed Items by the end of the Resolution Period (or such longer period as they may mutually agree), then all Disputed Items remaining in dispute will be submitted within thirty (30) days after the expiration of the Resolution Period to such U.S. national independent accounting firm mutually acceptable to Buyer and Sellers' Representative (the "Neutral Arbitrator").  The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.3(d), and shall request a statement from Buyer, on the one hand, and Sellers' Representative on behalf of Sellers, on the other hand, regarding such Disputed Items.  In resolving each Disputed Item, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the lowest value for such Disputed Item claimed by any Party.  All fees and expenses of the Neutral Arbitrator in connection with its work on the Disputed Items shall be allocated between Buyer, on the one hand, and Sellers, on the other hand, in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted.  Buyer and Sellers shall give the Neutral Arbitrator reasonable access to documents, records, work papers, facilities and personnel as reasonably necessary to perform its function as arbitrator.  If any Party fails to submit a supporting brief regarding any Disputed Item submitted to the Neutral Arbitrator within the time set forth above or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Buyer and Sellers' Representative.  The Parties will use commercially reasonable efforts to cause the Neutral Arbitrator to deliver to Buyer and Sellers' Representative a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by Buyer and Sellers) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) days of the Neutral Arbitrator's receipt of such Disputed Items, which determination will be final, binding and conclusive absent manifest error.  The final, binding and conclusive Closing Statement based either upon agreement or deemed agreement by Buyer and Sellers or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.3(d) shall be the "Conclusive Statement" and the Consolidated Net Assets amount set forth thereon shall be the "Actual Consolidated Net Assets."
(e)            If the Actual Consolidated Net Assets is less than the Estimated Consolidated Net Assets, Sellers' Representative shall cause, within five (5) Business Days after determination thereof, the Escrow Agent to pay the amount of the difference between such values from the Escrow Account to Buyer by wire transfer of immediately available funds to the account designated in writing by the Buyer, following actual or deemed receipt of the Conclusive Statement.  If the Actual Consolidated Net Assets is greater than the Estimated Consolidated Net Assets, Buyer shall, within five (5) Business Days after determination thereof, pay the amount of the difference between such values to Seller's Representative by wire transfer of immediately available funds to the account designated in writing by Sellers' Representative for further distribution to Sellers in accordance with Schedule 2.2(a)(i), following actual or deemed receipt of the Conclusive Statement.

(f)            The Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Company Group in accordance with GAAP as in effect on the date of this Agreement, and using to the extent applicable the Exchange Rate, except that such statements, calculations and determinations shall not include any purchase accounting.
(g)            Any payments made by Sellers pursuant to this Section 2.3 shall be treated for all Tax purposes as increases or reductions to the Purchase Price paid for the Shares.
2.4            Earn-out Consideration.
(a)            In addition to the Base Purchase Price, Sellers shall be entitled to additional earn-out consideration (the "Earn-out Consideration") in the amount of up to $600,000 plus the Actual Reduction Amount, which shall be earned and is payable as follows:
(i)            $50% in cash (the "Earn-out Cash Component"), subject to adjustment based on certain post-Closing revenue achievement as described in Section 2.4(b), and payable within ten (10) days of the completion of the audit of the financial statements of Buyer for the fiscal year ending December 31, 2015 (the "2015 Financial Statements"); and
(ii)            $50% in Common Stock (the "Earn-out Stock Component"), subject to adjustment based on certain post-Closing revenue achievement as described in Section 2.4(b), the number of shares of Common Stock of which shall be determined by dividing the Earn-out Stock Component (as may be adjusted) by the average market closing price on NASDAQ of the ten (10) trading days immediately prior to the date of issuance, and issuable within ten (10) days of the completion of the audit of the 2015 Financial Statements; provided, however, that Buyer may elect to pay to Sellers the Earn-out Stock Component in the form of cash instead of Common Stock, and Buyer may elect to defer any necessary or required shareholder approval of the Earn-out Stock Component until after Closing.
(b)            The adjustments to the Earn-out Cash Consideration shall be made based on Buyer's audit of its revenues for the fiscal year ending December 31, 2015, in accordance with GAAP from the sum (such sum, the "Achieved Relevant 2015 Revenues") of (A) sales of the Company Group's GraphicMail or white label software and (B) 35% of the sales of Buyer's SMTP relay services to customers, resellers, distributors and partners (together, the "Customers") outside of the United States through Buyer's and the Company Group's sales channels (the "SMTP Service Revenue") as follows:

(i)            The full value of the Earn-out Consideration shall be paid and issued if and only if the Achieved Relevant 2015 Revenues equal or exceed $6,563,000 (the "Earn-out Revenue Target");
(ii)            If Achieved Relevant 2015 Revenues are less than the Earn-out Revenue Target and provided that Achieved Relevant 2015 Revenues are greater than $6,016,000, a portion of the Earn-out Consideration (the "Payout Percentage") shall be provided by Buyer to Sellers as follows:
Payout Percentage = (Achieved Relevant 2015 Revenues - $6,016,000) / ($547,000)
Provided, that the Payout Percentage may not be greater than 100% and the Payout Percentage will be rounded up or down to the closest 1%. The Earn-out Cash Component and Earn-out Stock Component will each be adjusted by multiplying them by the Payout Percentage;
(iii)            Achieved Relevant 2015 Revenues shall include license fees, service revenues and recognized subscription revenues for the use of software, overage charges, set up fees, and service charges that Customers may incur in conjunction with the normal use of a subscription service and revenues from pay-as-you-go plans in which Customers are subscribed and recognized in accordance with GAAP, provided, the following shall not be included in calculating Achieved Relevant 2015 Revenues: (A) Booked revenues, gross bookings, or other credits not recognized as revenue under GAAP and (B) other unusual or one-off revenue items such as the sale or long term lease or license of assets.
(iv)            Notwithstanding anything to the contrary herein, if the revenue growth of SMTP Service Revenues for the fiscal year ending December 31, 2015 over fiscal year ending December 31, 2014 is less than ten percent (10%), the SMTP Service Revenues shall be deemed to be $1,313,000 for purposes of determining Achieved Relevant 2015 Revenues.
2.5            Withholding.  Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Company Group, their respective Affiliates and Sellers' Representative is entitled to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement, such amounts as Buyer, the Company Group or any of their respective Affiliates or Sellers' Representative reasonably determines is required to be deducted and withheld with respect to the making of any such payment under the Code or the Treasury Regulations promulgated thereunder or any applicable provision of state, local or foreign Tax Law, including, without limitation, as a result of the payment of any amount to any option holder and/or as a compensatory payment.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  To the extent Buyer, the Company Group, any of their respective Affiliates or Sellers' Representative deducts and withholds or causes to be deducted and withheld any such amounts payable pursuant to this Agreement, Buyer, the Company Group, any such Affiliate or Sellers' Representative, as the case may be, shall remit (or cause to be remitted) to the appropriate Taxing Authority all such amounts deducted and withheld or caused to be deducted and withheld.

2.6            Alternative Business Combination.  In the event that, instead of undertaking the acts contemplated in Section 2.1, Buyer elects to consolidate the Company Group and the Buyer itself with another entity ("CombinationCo") at the time of the Closing (a "Business Combination"), Sellers' agree to use their best commercially reasonable efforts to timely complete whatever undertakings or steps are necessary in order to consummate the Business Combination, including but not limited to forming CombinationCo in such jurisdiction as instructed by Buyer and causing CombinationCo to form one or more corporate subsidiaries in such jurisdictions as instructed by Buyer; provided, that Buyer shall be responsible for and shall reimburse the Company Group and Sellers for all costs and expenses incurred by the Company Group or Sellers in connection with such Business Combination, including any and all Taxes (including Transfer Taxes) incurred by the Company Group or the Sellers directly attributable to the execution of the Business Combination, whether occurring before or after Closing ("Business Combination Expenses").  In connection with the Business Combination, Buyer may reduce the Closing Cash Payment to no less than $1,300,000, replace the Cash Escrow Amount with Common Stock or stock of CombinationCo ("CombinationCo Stock") and pay the amount of such reduction (including the replacement of the Cash Escrow Amount) and all other upwards adjustments to the Purchase Price in Common Stock or CombinationCo Stock (the "Additional Stock Payment"), provided, that one of Buyer common stock would also be converted to one share of CombinationCo Stock on consummation of the Business Combination.  For purposes of determining the number of shares of Common Stock or CombinationCo Stock required to be delivered to Sellers (or the Escrow Agent) for any Additional Stock Payment, such Common Stock or CombinationCo Stock shall be deemed to have a value equal to 1/1.275 of the average market closing price on NASDAQ of the Common Stock over the ten (10) days immediately preceding the date the shares are delivered to Sellers (or the Escrow Agent).  In the event that the Business Combination is consummated, Buyer shall file a registration statement within ninety (90) days of the Closing for purposes of allowing the Sellers the ability to resell all Common Stock or CombinationCo Stock received in connection with the Transactions, subject to the restrictions imposed by the Lock-up and the Escrow Agreement.  The Buyer agrees that if it elects to replace any cash payment obligations with an obligation to make an Additional Stock Payment, the entirety of the Cash Escrow Amount shall be replaced with Common Stock or CombinationCo Stock before any of the Closing Cash Payment is replaced with Common Stock or CombinationCo Stock.  If the Closing does not occur on or prior to the 90th day following the date hereof, then the Closing Cash Payment will be increased by $50,000 and the Closing Stock Payment will be increased by $50,000 and the Earn-out Cash Component and the Earn-out Stock Component will be correspondingly reduced by the same amounts.
ARTICLE III
CLOSING
3.1            Closing.  The closing of the Transactions (the "Closing") shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Section 3.2 and Section 3.3 (other than those conditions that by their terms must be satisfied on the Closing Date, or at such place and on such date and time as Buyer, the Company Group and Sellers' Representative shall mutually agree (such date on which the Closing occurs, the "Closing Date")).  The Closing may be conducted by mail, courier or electronic means.

3.2            Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Buyer prior to the Closing Date:
(a)            Deliverables.  Sellers and Sellers' Representative shall deliver or cause to be delivered to Buyer the following documents or instruments, which shall be in form and substance reasonably satisfactory to Buyer:
(i)            Certificates with respect to each member of the Company Group, issued by the applicable states or jurisdictions in which such Company is organized, as of a date no more than fifteen (15) days prior to the Closing Date, stating that such Company is in good standing (or has a similar applicable status) under the Laws of such state or jurisdiction to the extent such a certificate is reasonably available and customarily provided in similar transactions in such jurisdiction, or a certified extract of the Register of Commerce for InterInbox SA;
(ii)            A certificate from the corporate Secretary (or similar officer) of each member of the Company Group dated as of the Closing Date and certifying: (A) that correct and complete copies of the Charter and the Bylaws of such Company are attached thereto; (B) that correct and complete copies of the resolutions of the board of directors (or similar governing body) of such Company approving this Agreement and the Transactions; and (C) that the condition set forth in Section 3.2(g) has been satisfied with respect to such Company;
(iii)            A certificate dated as of the Closing Date and signed by Sellers' Representative certifying that the conditions specified in Section 3.2(b) and Section 3.2(c) (each as to such Seller's obligations) have been satisfied, which certificate shall be deemed to be a representation and warranty made by Sellers to Buyer on the Closing Date for the purpose of inducing Buyer to consummate the Transactions and with knowledge that Buyer is relying on such certificate in determining to consummate the Transactions;
(iv)            The original share certificates for the Shares that are certificated (or affidavits of lost securities in form and substance reasonably satisfactory to Buyer) together with validly executed and duly stamped stock powers in favor of Buyer and the share register for InterInbox SA;
(v)            The Financial Statements;
(vi)            Written resignations, effective as of the Closing Date, of the officers and directors of each Company as may be requested by Buyer;
(vii)            The Pay-Off Documents;
(viii)            Evidence of termination of all Affiliate Transactions other than those set forth on Schedule 6.6;

(ix)            Evidence of termination by each member of the Company Group of all of such member of the Company Group's equity compensation plans (including all unvested options, warrants, restricted stock), if any;
(x)            The Escrow Agreement, duly executed by each of Sellers' Representative and the Escrow Agent;
(xi)            A certificate of non-foreign status complying with Treasury Regulations Section 1.1445-2(b) ("FIRPTA Certificate") from each Seller (notwithstanding anything to the contrary in this Agreement, if Buyer does not obtain a FIRPTA Certificate from any Seller, Buyer shall be entitled to proceed with the Closing and withhold from the portion of the Purchase Price (and any adjustment thereto) otherwise payable to a Seller that has not delivered a FIRPTA Certificate, the appropriate amounts required to be withheld pursuant to Section 1445 of the Code);
(xii)            Employment agreements executed by the executives and employees of the Company Group as identified by Buyer prior to Closing and which are set forth on Schedule 3.2(a)(xii), in such form and substance reasonably satisfactory to Buyer and each of the applicable executives or employees (the "Employment Agreements"), including with respect to the provisions contained in the Employment Agreements concerning Restrictive Covenants;
(xiii)            Such other instruments, certificates, consents or other documents as are reasonably necessary to carry out the Transactions and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.
(b)            Representations and Warranties.  The representations and warranties set forth in Article IV which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), and the representations and warranties set forth in Article IV which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(c)            Compliance with Covenants.  Sellers, Sellers' Representative and the Company Group shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.
(d)            Injunctions.  No litigation, order, enforcement action or Claim shall be pending or threatened against any Party seeking to enjoin, or to procure damages or fines as a result of, the consummation or the proposed consummation of the Transactions.

(e)            Absence of Change.  No fact, event or circumstance shall have occurred since the date of this Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)            Consents and Approvals.  Sellers and Sellers' Representative shall have obtained and provided to Buyer all Company Third Party Consents and all Regulatory Consents and Notices (the "Required Consents").  All such Required Consents shall be in full force and effect as of the Closing.
(g)            Approvals.  This Agreement and the Transactions shall have been approved and adopted by the requisite affirmative vote of Sellers in accordance with the applicable Laws, the Charter and the Bylaws of each member of the Company Group.
3.3            Conditions Precedent to Obligations of Sellers, Sellers' Representative and the Company Group.  The obligations of Sellers, Sellers' Representative and the Company Group to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Sellers' Representative prior to the Closing Date:
(a)            Deliverables.  Buyer shall deliver or cause to be delivered to, in the case of Section 3.3(a)(i), Sellers, in the case of Section 3.3(a)(ii), the Escrow Agent, and in the case of the remainder of Section 3.3(a), Sellers' Representative, the following documents or instruments, which shall be in form and substance reasonably satisfactory to Sellers' Representative:
(i)            The Base Purchase Price, payable as contemplated by Section 2.2;
(ii)            The Escrow Amount, payable as contemplated by Section 2.2 to an account of the Escrow Agent as set forth in the Escrow Agreement;
(iii)            A certificate from the corporate Secretary (or similar officer) of Buyer dated as of the Closing Date and certifying correct and complete copies of the resolutions of the board of directors approving this Agreement and the Transactions;
(iv)            A certificate from the corporate Secretary (or similar officer) of Buyer dated as of the Closing Date and certifying that the conditions specified in Section 3.3(b) and Section 3.3(c) have been satisfied, which certificate shall be deemed to be a representation and warranty made by Buyer to Sellers on the Closing Date for the purpose of inducing Sellers to consummate the Transactions and with knowledge that Sellers are relying on such certificate in determining to consummate the Transactions;
(v)            The Escrow Agreement duly executed by Buyer and the Escrow Agent; and
(vi)            Such other instruments, certificates, consents or other documents as are reasonably necessary to carry out the Transactions and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.

(b)            Representations and Warranties.  The representations and warranties set forth in Article V which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), and the representations and warranties set forth in Article V which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(c)            Compliance with Covenants.  Buyer shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.
(d)            Injunctions.  No litigation, order, enforcement action or Claim shall be pending or threatened against any Party seeking to enjoin, or to procure damages or fines as a result of, the consummation or the proposed consummation of the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS
Except as set forth in the Disclosure Schedules delivered by the Company Group to Buyer prior to the execution and delivery of this Agreement (the "Disclosure Schedules") or any Supplement thereto, the Company Group and the Sellers, jointly and severally (except with respect to the representations and warranties concerning each of the Sellers, in their individual capacity in Sections 4.1, 4.2 and 4.3, for which Sellers, severally and not jointly), represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:
4.1            Organization and Authority of Sellers and Sellers' Representative.  Each of Sellers and Sellers' Representative who is an individual is of the age of consent and has the power and authority necessary to enter into, and perform his or her obligations under this Agreement and to consummate the Transactions.  Each of Sellers and Sellers' Representative, which is an entity, is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.
4.2            Authorization and Validity.  This Agreement constitutes a legal, valid and binding agreement and obligation of each of Sellers and Sellers' Representative who is an individual, enforceable against such Seller and Sellers' Representative in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors' rights and to general equity principles (the "Enforceability Exceptions").  With respect to any Seller which is an entity, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement or to consummate the Transactions.  With respect to the Company Group, the execution and delivery of this Agreement by the Company Group and the consummation by the Company Group of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company Group are necessary to authorize this Agreement or to consummate the Transactions.
4.3            Title to Shares.  Each Seller is the legal and beneficial owner of the Shares as set forth on Schedule 4.3, and has good and valid title to all such Shares.  All of the Shares held by Sellers: (a) have been duly authorized and validly issued by the Company Group in compliance with all applicable Laws and the Charter and Bylaws of the Company Group; and (b) are fully paid-up and were not issued in contravention or conflict with any right of first offer or refusal, pre-emptive or other rights.  The Shares held by Sellers are free of all Liens and, except for the restrictions contained in the Charter and the Bylaws, or which may be imposed under applicable Law, are free from transfer restrictions.

4.4            No Governmental Proceedings or Litigation.  No Claim by any Governmental Authority is pending or, to the Company Group's Knowledge, has been threatened, against any of Sellers or the Company Group which may affect the validity or enforceability of this Agreement or the Transactions or the ability of Sellers or the Company Group to consummate this Agreement or the Transactions.
4.5            Capitalization.
(a)            The Company Group's authorized and outstanding capital stock and the legal and beneficial owners of the Shares are set forth on Schedule 4.5(a).
(b)            All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable.
(c)            Except as set forth on Schedule 4.5(c) no member of the Company Group has any direct or indirect subsidiaries and no member of the Company Group holds, directly or indirectly, any ownership interest, any equity or other proprietary interest, or possess the right to acquire any such interest, contingent or otherwise, in any other Person.
(d)            Except as set forth on Schedule 4.5(d), there are no authorized or outstanding options, warrants, convertible or exchangeable securities, calls, subscriptions or other rights relating to the Shares or obligating Sellers or the Company Group to issue, transfer or sell any shares of the capital stock of the Company Group or options, warrants or convertible or exchangeable securities with respect to any share of capital stock of the Company Group.
4.6            Corporate Organization.
(a)            Each member of the Company Group is duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as presently conducted.

(b)            Each member of the Company Group is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the Business, except where the failure to be qualified or licensed would not have a Material Adverse Effect.  Buyer has been furnished complete and correct copies of the Charter and Bylaws of each member of the Company Group, in each case, as amended through the date hereof.
(c)            The corporate books (including all registers and minute books) of each member of the Company Group have been kept in compliance in all material respects with the requirements of Laws and are up-to-date, and any records of resolutions adopted by the stockholders and the board of directors of each member of the Company Group are included in the statutory books.  The statutory books are in the possession (or under the control) of the Company Group.
(d)            No member of the Company Group is in violation or default of any provision of its Charter or Bylaws.
4.7            Non-Contravention; Consents.
(a)            The execution and delivery of this Agreement does not, and the consummation of the Transactions, will not: (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter or the Bylaws of any member of the Company Group; (ii) to the Company Group's knowledge, violate any Law applicable to Sellers or any member of the Company Group; or (iii) subject to obtaining the Company Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any member of the Company Group under, or result in the creation of any Liens upon any of the assets of any member of the Company Group under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Material Contract.
(b)            Except for: (i) the approvals required to be obtained from, or given to, Governmental Authorities described on Schedule 4.7(b)(i) (the "Regulatory Consents and Notices"); and (ii) the approvals required to be obtained from the third parties described on Schedule 4.7(b)(ii) (the "Company Third Party Consents"), no approval of any Governmental Authority or other Person under any Material Contract is required to be obtained or given by any member of the Company Group or Sellers in connection with the performance of this Agreement.  The board of directors of each member of the Company Group has approved the execution and delivery of this Agreement by such member of the Company Group and the consummation of the Transactions.
4.8            Financial Statements.
(a)            Attached as Schedule 4.8(a) hereto are true and complete copies of: (i) the annual financial statements of each member of the Company Group for the fiscal year ending in 2013 and 2012 (the "Financial Statements").  The Financial Statements present fairly, in all material respects, the financial position of the each member of the Company Group as of the respective dates thereof and the results of operations of each member of the Company Group for the periods covered thereby, subject to, in the case of interim financial statements, normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes.

(b)            Each member of the Company Group has devised and maintained systems of internal accounting controls with respect to its businesses sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management's general or specific authorization; and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements and to maintain proper accountability for items.
(c)            Schedule 4.8(c) contains a true and accurate detailed list of each member of the Company Group's deferred revenue and each Contract related thereto.
4.9            Undisclosed Liabilities.  Except as set forth on Schedule 4.9, no member of the Company Group has any liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), except for: (a) those liabilities set forth in the balance sheet included in the Financial Statements and (b) those liabilities which have arisen after the date of the Financial Statements (the "Financial Reference Date") in the Ordinary Course of Business.
4.10            Absence of Changes.  From and after the Financial Reference Date:
(a)            Each member of the Company Group has conducted its business in the Ordinary Course of Business in all material respects;
(b)            No member of the Company Group has experienced or been subject to a Material Adverse Effect; and
(c)            No member of the Company Group has taken any of the actions, and there have not occurred any of the events, described in clauses (a) through (u) of Section 6.1, without the prior written approval of Buyer.
4.11            Real Property and Movable Assets.
(a)            No member of the Company Group owns any real property, has any obligations or liabilities with respect to any real property previously owned by such Company or has or is a party to any obligations or Contracts with respect to the acquisition of any real property.
(b)            Schedule 4.11(b) contains a complete and correct list of all Contracts (together with any and all amendments and modifications thereto and any guarantees thereof) (collectively, the "Leases") pursuant to which any member of the Company Group leases, subleases or occupies real property as tenant, subtenant or occupant (the "Leased Real Property").  Schedule 4.11(b) sets forth the address of each Leased Real Property.  To the Company Group's Knowledge, the applicable member of the Company Group has good and valid title to the leasehold estate under each Lease free and clear of any Liens except for Permitted Liens.

(c)            Each member of the Company Group has good title to, or a valid leasehold interest in or license to, each of its tangible personal property used in the operation of the Business (collectively, the "Assets"), in each case, free and clear of any Liens except for Permitted Liens.  The Assets are fit for the purposes for which they are used or intended to be used in connection with the provision of the services to be provided by Buyer and its Affiliates.  All of the Assets, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such defects as would not interfere with the intended use thereof in connection with the provision of the services to be provided by Buyer and its Affiliates.  All of the Assets shall be owned by or available for use by each member of the Company Group immediately after the Closing on terms and conditions identical to those under which such member of the Company Group owned or used the Assets immediately prior to the Closing.
4.12            Contracts.
(a)            Schedule 4.12(a) contains a true and accurate list of the Contracts of the following types to which a member of the Company Group is a party or by which a member of the Company Group or any of its assets is or are bound or affected (together with the Leases, the "Material Contracts"):
(i)            any employment Contract;
(ii)            any loan agreement, credit facility, or other Contract pursuant to which a member of the Company Group has made or will make any loans or advances, or has or will incur or become responsible for any indebtedness;
(iii)            any Guaranty, indemnity, suretyship or security  given by a member of the Company Group;
(iv)            any Contract relating in any manner to the securities of a member of the Company Group;
(v)            any Contract that restricts a member of the Company Group from competing with any other Person or that involves any restriction with respect to the scope or type or geographic area of operations of a member of the Company Group;
(vi)            any Contract involving the provision of goods or services by the Company Group involving aggregate consideration in excess of $10,000 per annum;
(vii)            all Contracts by which a member of the Company Group licenses any Intellectual Property rights of any other Person that are material to the Business or by which it licenses its Intellectual Property rights to another Person other than in the Ordinary Course of Business (in each case specifically excluding all shrink wrap, click wrap, and similar commercial off-the-shelf software);

(viii)            any Contract that is subject to a Company Third Party Consent or any Contract pursuant to which any material right (including, without limitation, rights of termination or rights to receive compensation), obligation, penalty or default is caused or triggered by, or results from, a change of control of a member of the Company Group;
(ix)            any Contract pursuant to which a member of the Company Group leases any material items of personal property;
(x)            any Contract that requires or may require a member of the Company Group to make payments in an amount greater than $20,000 per annum that is not terminable without penalty upon less than sixty (60) days prior written notice by the applicable member of the Company Group;
(xi)            any partnership, limited liability company, joint venture or other similar Contracts to which a member of the Company Group is a party; and
(xii)            Contracts not specified above that are material to a member of the Company Group or the operation of the Business.
(b)            Except as set forth on Schedule 4.12(b), to the Company Group's Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Except as set forth on Schedule 4.12(b), to the Company Group's Knowledge, immediately following the Closing, each Material Contract will be in full force and effect, and valid, binding and enforceable on the same terms, subject to the Enforceability Exceptions.  Neither the applicable member of the Company Group nor, to the Company Group's Knowledge, the counterparties to such Material Contracts have committed any material breach of any of the terms and conditions of any Material Contract.  Except as set forth on Schedule 4.12(b), no member of the Company Group has received written notice from any third party indicating that it intends to terminate or refuse to renew or extend any of the Material Contracts.  No counterparty to a Material Contract has repudiated or, to the Company Group's Knowledge, threatened to repudiate any provision of any Material Contract.  Except as a result of the identity of the Buyer and/or any actions taken by the Buyer or any of its Affiliates, to the Company Group's Knowledge, the consummation of the Transactions will not materially adversely affect any relationships with any customer, supplier or vendor listed on Schedule 4.12(c) or any Contract therewith.
(c)            Schedule 4.12(c) lists (i) each of the top twenty (20) customers of the Company Group during the twelve (12) months period preceding the date hereof, and (ii) each of the top ten (10) suppliers or vendors to the Company Group during the twelve (12) months period preceding the date hereof.  Except as set forth on Schedule 4.12(c), no such customer, supplier or vendor of the Company Group has canceled or otherwise materially adversely modified its relationship with the Company Group, to the Company Group's Knowledge no such Person has any intention to do so, and there are no disputes or notices of dissatisfaction outstanding, or to the Company Group's Knowledge, threatened, with or from any customer, supplier or vendor of the Company Group.

4.13            Accounts Receivable.  The accounts receivable of the Company Group set forth in the Financial Statements and arising subsequent to the Financial Reference Date represent transactions of the Company Group in the Ordinary Course of Business pursuant to bona fide transactions involving goods delivered or services rendered by the Company Group.
4.14            Compliance with Laws; Licenses and Permits.
(a)            Each member of the Company Group is operating and has at all times operated its business in all material respects in compliance with all applicable Laws, except where the failure to do so would not have a Material Adverse Effect.  During the four (4) years immediately preceding the date hereof, no member of the Company Group has received written notice from any Governmental Authority alleging any failure by it to comply with any Laws.  There is no outstanding or, to the Company Group's Knowledge, threatened, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal against or involving any member of the Company Group, the operation of the Business or the Shares.
(b)            Each member of the Company Group owns and validly holds all licenses, authorizations, permissions, permits, certificates, approvals, registrations, accreditations and exemptions issued by any Governmental Authority and required to conduct its businesses as presently conducted and to own, operate, or use, as applicable, the Assets and the Leased Real Property, an accurate list of which is set forth on Schedule 4.14(b) (collectively, the "Permits" and, individually, a "Permit"), except for those Permits, the failure of which to obtain, would not have a Material Adverse Effect on the Company Group.  To the Company Group's Knowledge, all Permits are valid and subsisting in accordance with their terms and are in full force and effect.  To the Company Group's Knowledge, each member of the Company Group is in compliance in all material respects with all Permits and has not committed any act or omitted to take any action that is likely to cause it to lose the benefit of or jeopardize the renewal of any Permit.  There are no Claims pending or, to the Company Group's Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any Permits.  Each member of the Company Group is, and at all times after June 30, 2011 has been, in compliance in all material respects with the terms and requirements of each Permit identified or required to be identified on Schedule 4.14(b) to the Company Group's Knowledge, after June 30, 2011, no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Permit listed or required to be listed on Schedule 4.14(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any Permit listed or required to be listed on Schedule 4.14(b).  No member of the Company Group has received, at any time after June 30, 2011, any written notice from any Governmental Authority, accrediting body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or material failure by a member of the Company Group to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Permit.  All applications required to have been filed for the renewal of the Permits listed or required to be listed on Schedule 4.14(b) have been duly filed on a timely basis with the appropriate Governmental Authorities or accrediting bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities or accrediting bodies, except where the failure to file such applications or make such filings would not have a Material Adverse Effect.  To the Company Group's Knowledge, there is no reasonable basis to expect that any Permits will not be reissued or transferred, in each case on materially similar terms as currently existing, if required as a result of the execution of this Agreement and/or the consummation of the Transactions.  To the Company Group's Knowledge, the Permits listed in Schedule 4.14(b) collectively constitute all of the Permits necessary to permit the Company Group to lawfully conduct and operate the Business in substantially the manner it currently conducts and operates the Business and to permit the Company to own and use its assets in substantially the manner in which it currently own and use such assets.

4.15            Litigation.
Except as set forth on Schedule 4.15(a), (i) no Claim is pending or, to the Company Group's Knowledge, threatened against any member of the Company Group or any of its respective directors or officers or affecting its business, assets, properties or operations as currently conducted and there are no judgments or orders in force or outstanding against any member of the Company Group, any of its assets or any of its directors or officers; and (ii) no member of the Company Group has received any notice of any potential Claim which may affect the validity or legality of this Agreement or the Transactions, or the ability of the Company Group, Sellers or Sellers' Representative to execute, deliver and perform this Agreement and the Transactions, and, to the Company Group's Knowledge, there are no facts or circumstances that would reasonably be expected to result in any member of the Company Group becoming subject to any such Claim.
4.16            Employee Matters.
(a)            Schedule 4.16(a) lists the name of each employee of the Company Group ("Employee") and, with respect to each such Employee, his or her (i) employer, (ii) work location, (iii) position, (iv), hire date, (v) classification (i.e., exempt or non-exempt), (vi) rate of compensation (base salary or hourly rate of pay), (vii) bonus (or commission) opportunity, (viii) accruals for vacation, sick leave and holiday pay and (ix) visa or green card status.  Such schedule is true and complete in all material respects.
(b)            No member of the Company Group is a party to or is bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees.  There are not currently, and in the past five (5) years preceding the date hereof there have not been, nor to the Company Group's Knowledge, are there now threatened, any: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) material employee or union grievances, claims, charges, unfair labor practice charges, grievances or complaints or other labor disputes with respect to any member of the Company Group. During the past three (3) years preceding the date hereof, none of the employees of any member of the Company Group is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in or, to the Company Group's Knowledge, threatened with, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to the Company Group's Knowledge, threatened against any member of the Company Group.

(c)            Each member of the Company Group is in compliance in all material respects with all applicable Laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of workers (i.e. as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority.  To the Company Group's Knowledge, each member of the Company Group has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the date hereof.  There is no material Claim with respect to employment or termination of employment, or payment of wages, salary or overtime pay that has been asserted or is now pending (regarding which the Company has received notice) or, to the Company Group's Knowledge, threatened before any Governmental Authority, and no material audit or investigation by any Governmental Authority is currently pending (regarding which the Company has received notice) or, to the Company Group's Knowledge, threatened.  To the Company Group's Knowledge, no member of the Company Group has any material liability, whether direct or indirect, absolute or contingent, including any obligations under any Company Benefit Plans, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee.  To the Company Group's Knowledge, no group of employees and no key employee, manager or executive has any plans to terminate employment within twelve (12) months following the date hereof or in connection with the Closing.
4.17            Employee Benefits.
(a)            Schedule 4.17(a) contains a list of all Company Benefit Plans.  Each Company Benefit Plan is being administered in material compliance with its terms and all applicable Laws, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements prior to the date of this Agreement.  With respect to each such Company Benefit Plan, all tax, annual reporting and other governmental filings required by applicable Law have been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants.  No event has occurred and there exists no condition or set of circumstances in connection with which any member of the Company Group would reasonably be expected to be subject to any material liability (other than for routine, uncontested benefit claims) under the terms of, or with respect to, such Company Benefit Plans.  Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or may rely upon a prototype opinion letter, or the remedial amendment period for such Company Benefit Plan has not yet expired and that the trust established in connection with such Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(b)            No member of the Company Group, nor to the Company Group's Knowledge, any other person or entity, has made any express or implied proposal, assurance or commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan (other than with respect to a modification, change or termination required by ERISA or the Code), or to any employee or other service provider of any member of the Company Group regarding any improvement to terms of employment or regarding the increase or improvement in the rate or quantum of remuneration, benefits or other compensation.
(c)            No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") or a pension plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or similar minimum funding requirements under applicable foreign Law ("Pension Plan"), and no member of the Company Group nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or otherwise has or may have any liability with respect to (whether direct or contingent), a Multiemployer Plan or Pension Plan.  No material liability under Title IV of ERISA or similar applicable foreign Law has been incurred by any member of the Company Group or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any member of the Company Group or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder or to any lien arising under ERISA.
(d)            No payment or benefit provided pursuant to any Company Benefit Plan, including the grant, vesting or exercise of any equity-based award, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  No member of the Company Group is a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.  The execution and delivery of this Agreement by the Company Group and the consummation of the Transactions or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(e)            Schedule 4.17(e) contains a list of all Company Benefit Plans providing for compensation or benefits to employees of any member of the Company Group who are providing Services at a location, which are subject to the Laws of any jurisdiction outside of the United States (a "Foreign Plan"). With respect to any Foreign Plan: (i) if it is intended to qualify for special tax treatment, such Foreign Plan meets all applicable requirements for such treatment; (ii) if it is intended to be funded and/or book-reserved, then each such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and GAAP; and (iii) no material liability exists or reasonably could be imposed upon the assets of any member of the Company Group by reason of such Foreign Plan.
(f)            No member of the Company Group has granted any material loans or advances, or provided any guarantees or financial assistance, to any of its employee(s) (past or present), which are outstanding.
4.18            Intellectual Property.
(a)            Schedule 4.18(a) lists all the Company Group Intellectual Property other than Intellectual Property licensed by the Company Group pursuant to off-the shelf commercial licenses.  The Company Group Intellectual Property consists of all Intellectual Property used by each member of the Company Group in or in connection with the Business of each member of the Company Group that is necessary to conduct the Business.  To the Company Group's Knowledge, each member of the Company Group owns, or has the valid right to use and license, the Company Group Intellectual Property in the Ordinary Course of Business without payment of additional amounts or consideration other than ongoing royalties or license payments, and the consummation of the Transactions will not result in the loss or material impairment of any of the Company Group Intellectual Property.  There are no pending, and, to the Company Group's Knowledge, no person has threatened in writing to initiate any, attachment or action against the Company Group Intellectual Property and, where the Company Group Intellectual Property is not owned by a member of the Company Group, Sellers or their Affiliates, the owner thereof has not threatened in writing to terminate any rights attached to the use of such Company Group Intellectual Property by any member of the Company Group.  To the Company Group's Knowledge, (i) none of the processes employed or the principal products and services dealt in by each member of the Company Group infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person, and (ii) none of the Company Group Intellectual Property is being infringed, misappropriated, or otherwise violated by any other Person and none of the Company Group Trade Secrets has been disclosed by any member of the Company Group without proper authorization to any other Person.

(b)            To the Company Group's Knowledge, the Company Group Intellectual Property, the use thereof, or the operation of the business by any member of the Company Group, does not infringe, misappropriate or otherwise violate any Intellectual Property of others.
(c)            No member of the Company Group has been named in any pending suit, action or proceeding which involves a Claim of infringement of any other Person's Intellectual Property by any member of the Company Group, or misappropriation of any other Person's Intellectual Property by any member of the Company Group, nor, to the Company Group's Knowledge, has any such suit, action or proceeding which is material to the Business been threatened in writing against any member of the Company Group.
(d)            No member of the Company Group, Sellers or their Affiliates has granted to any other Person any license or right to the commercial use of any of the Company Group Intellectual Property, other than in the Ordinary Course of Business
(e)            The Company has taken all reasonable and practicable steps to safeguard and maintain the secrecy and confidentiality of its trade secrets.  The Company Group have delivered to Buyer true, complete and accurate copies of all agreements that any directors, officers, employees or consultants of the Company Group have executed regarding (i) the protection of Proprietary Information, and (ii) the assignment to the Company Group of all Intellectual Property Rights arising from services performed for the Company Group by such persons.  To the Company Group's Knowledge, no current or prior directors, officers, employees or consultants of the Company Group claim or have a right to claim an ownership interest in any Company Group Intellectual Property, including as a result of having been involved in the development or licensing of such Company Group Intellectual Property while employed by or consulting to any member of the Company Group.
4.19            Environment.  To the Company Group's Knowledge, each member of the Company Group holds, and is in compliance with, all environmental permits, licenses and approvals required by any applicable Governmental Authorities for the current operations of such member of the Company Group.  No member of the Company Group has received notice of any violation of any applicable Environmental Rule which has not been corrected.  To the Company Group's Knowledge, each member of the Company Group is in compliance in all material respects with all applicable Environmental Rules, and no proceedings have been instituted or are pending or, to the Company Group's Knowledge, threatened against any member of the Company Group in respect of any breach of Environmental Rules.
4.20            Taxes.  Except as otherwise disclosed on Schedule 4.20:
(a)            Each member of the Company Group has: (i) timely filed (taking into account all applicable extensions) all income, sales and other Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all such other Taxes due and payable, except for Taxes set forth on Schedule 4.20 being contested in good faith and for which adequate reserves have been established and reflected on the Financial Statements.

(b)            The Financial Statements of each member of the Company Group include reserves that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith as of the date of such Financial Statements.  Since the date of the Financial Statements, no member of the Company Group has incurred any liability for Taxes other than in the Ordinary Course of Business.
(c)            Each member of the Company Group has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholders, creditor, holder of securities or other third party, and each member of the Company Group has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.
(d)            There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of any member of the Company Group, except for statutory Liens for current Taxes not yet due and payable, or for Taxes being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in the Financial Statements.  There are no Liens relating or attributable to Taxes encumbering (and, to the Company Group's Knowledge, no Taxing Authority has threatened to encumber) the shares (or other equity interests) of any member of the Company Group.
(e)            There are no pending or, to the Company Group's Knowledge, threatened, federal, state, local or foreign audits, examinations, actions, suits, or proceedings relating or attributable to Taxes or any Tax Return now in progress or proposed in writing against any member of the Company Group.  There are no deficiencies for any Taxes, no claims for additional Taxes, and no other disputes or Claim relating or attributable to any Tax liability of any member of the Company Group claimed, issued or raised by any Taxing Authority that has not been properly reflected in the Financial Statements.
(f)            No member of the Company Group is a party to, or is bound by, or has any obligation under any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, except for those set forth in Schedule 4.20(f).  No person is entitled to receive any "gross up" payment from any member of the Company Group in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person.  There is no Contract to which any member of the Company Group is a party or has any obligation thereunder and covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

(g)            No member of the Company Group has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(h)            No member of the Company Group: (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement; or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.
(i)            No member of the Company Group has: (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law); (ii) entered into any transaction identified as a (x) "listed transaction," within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (y) a "transaction of interest," within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is "substantially similar" (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a "listed transaction" or "transaction of interest;" or (iii) entered into any other transaction that required or will require the filing of Internal Revenue Service Form 8886.
(j)            The Company Group has delivered or made available to Buyer as applicable: (i) correct and complete copies of all Tax Returns filed by each member of the Company Group for which the statute of limitations has not expired, including all Internal Revenue Service Form 1120 Schedule UTPs, and (ii) all revenue agent's reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of each member of the Company Group relating to any period for which the statute of limitations has not expired.
(k)            No member of the Company Group is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)            No member of the Company Group owns any equity, security, or other interest in any Person, except as stated in Schedule 4.20(l).
(m)            No member of the Company Group has or has had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed or for which extensions have been duly filed and Taxes have been duly and timely paid, and no Claim has been made by a Taxing Authority in a jurisdiction where such member of the Company Group does not file Tax Returns and pay Taxes that any member of the Company Group is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction except where such failure would not have a Material Adverse Effect.

(n)            Except as set forth on Schedule 4.20(n), no member of the Company Group has (or had) a permanent establishment in any country other than the country in which it is established.
(o)            No member of the Company Group has any material liability under Section 482 of the Code or under the arm's length principles of the OECD transfer pricing guidelines (or similar provisions of state, local or foreign Law).  The Company has provided such documentation and records to Buyer as set forth on Schedule 4.20(o).
4.21            Insurance.  Schedule 4.21 contains an accurate list and description of all policies and contracts of fire, casualty, production, liability, errors and omissions, business interruption and other forms of insurance and all fidelity bonds held or maintained by or for the benefit of the Company Group (collectively, the "Company Insurance Policies").  All such Company Insurance Policies are in full force and effect and shall remain in full force and effect through the Closing.  Neither the Company Group nor Sellers have received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy.  No pending claims made by or on behalf of the Company Group under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof.  All premiums due prior to the date hereof with respect to such Company Insurance Policies and contracts have been timely paid.  The Company Group has complied in all material respects with the provisions of such Company Insurance Policies.  During the past three (3) years, the Company Group has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.
4.22            Affiliate Transactions.  Schedule 4.22 lists all Contracts entered into or existing prior to Closing between any of Sellers, Sellers' Representative, their Affiliates (other than a member of the Company Group) and any of their respective directors, officers, employees, or stockholders (except for amounts due as normal salaries and bonuses) or any directors, officers, employees or stockholders of a member of the Company Group, on the one hand, and a member of the Company Group, on the other hand ("Affiliate Transactions").  All legal formalities have been fulfilled with respect to each of such Contracts, including any required filings with, or approvals by, any Governmental Authority.

4.23            Business Technology.
(a)            To the Company Group's Knowledge, each element of the Business Technology is legally owned by, or lawfully used under an agreement with its owner, or used under a license, giving the necessary rights of use to, the applicable member of the Company Group.
(b)            Except as set forth in Schedule 4.23(b), in the twelve (12) months prior to the date of this Agreement, there have been no material performance reductions or breakdowns of any logical or physical intrusions to any Business Technology or losses of data, and no part of the Business Technology has been prone to material malfunctions or material errors, the result of which has had (or is having) a Material Adverse Effect.
(c)            The Company Group has implemented reasonable disaster recovery plans designed to maintain the operation of the Business.
(d)            The Company Group has taken reasonable precautions in accordance with good industry practice to preserve the security and integrity of the Business Technology.
(e)            Except as set forth in Schedule 4.23(e), in the twelve (12) months prior to the date of this Agreement, to the Company Group's Knowledge, there has not been any unauthorized access to, use of or modification of any software or data in, or fraud committed by use and abuse of, the Business Technology.
4.24            No Broker.  Except as set forth on Schedule 4.24, neither the Company Group nor Sellers has employed or made or entered into any Contract with any broker, finder or similar agent or any other Person or firm in connection with the Transactions which may result in any liability to the Company Group or Buyer.
4.25            Absence of Certain Business Practices.  No payments of either cash or other consideration have been made to any Person by the Company Group or on behalf of the Company Group by any agent, employee, officer, manager or director of the Company Group or any other Person that were unlawful under the Laws.  Without limiting the foregoing in any manner, neither the Sellers (on behalf of the Company Group), nor the Company Group, nor any of the Companies' directors, officers, employees, agents, representatives, nor anyone acting on behalf of the Sellers nor the Company Group, has: (a) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (b) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to (i) any person holding a legislative, administrative or judicial position of any kind; (ii) any officer, employee or any other person acting in an official capacity for any Governmental Authority; (iii) any political party or official thereof or any candidate for political office (individually and collectively, any "Governmental Authority Official") or (iv) any person while knowing that all or a portion of such money or thing of value would be offered, given or promised to any Governmental Authority Official, for the purpose of: (A) (1) influencing any act or decision of a Governmental Authority Official in his or her official capacity; (2) inducing a Governmental Authority Official to do or omit to do any act in relation to his or her lawful duty; or (3) inducing a Governmental Authority Official to influence or affect any act or decision of any Governmental Authority; and (B) in order to assist a Company in obtaining or retaining business or a business advantage for or with, directing business to the Company, or securing any improper advantage for the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Company Group and Sellers, as of the date of this Agreement and as of the Closing Date, as follows:
5.1            Organization and Authority.  Buyer is a company duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and has full corporate or equivalent power and authority necessary to enter into, and perform its obligations under this Agreement and to consummate the Transactions.
5.2            Authorization and Validity.  The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite corporate or equivalent actions on the part of Buyer, and this Agreement constitutes a legal, valid and binding agreement and obligation of Buyer, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.
5.3            No Conflict; Consents.  The execution and delivery of this Agreement does not, and the consummation of the Transactions, will not: (a) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter or the Bylaws of Buyer; (b) violate or result in a breach under any Contract, statute, regulation, rule, order, judgment, decree or other legal requirement applicable to Buyer; or (c) require the consent, approval or authorization of any third Person, including any Governmental Authority.
5.4            No Governmental Proceedings or Litigation.  No Claim by any Governmental Authority is pending or, to the knowledge of Buyer, has been threatened against Buyer which may affect the validity or enforceability of this Agreement or the Transactions or the ability of Buyer to consummate this Agreement or the Transactions.
5.5            No Broker.  Buyer has not employed or made or entered into any Contract with any broker, finder or similar agent or any other Person or firm with respect to the Transactions which may result in any liability to the Company or any Seller.
5.6            No Financing Contingency.  Buyer has the financial capability to consummate the Transactions and pay the Purchase Price pursuant to Section 2.2.  Buyer understands and agrees that its obligations hereunder are not in any way contingent or otherwise subject to: (a) the consummation of any financing arrangements or obtaining any financing; or (b) the availability of any financing to Buyer or any of its Affiliates.
5.7            Valid Issuance of Common Stock.  The Common Stock issued pursuant to this Agreement when issued will be (a) validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws, or Liens created by or imposed by Seller, and (b) issued in compliance with all applicable federal and state securities laws.

ARTICLE VI
PRE-CLOSING MATTERS
6.1            Conduct of Business Prior to Closing.  During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 10.1 or the Closing Date (the "Pre-Closing Period"), the Company Group, Sellers and Sellers' Representative shall use commercially reasonable efforts to: (i) preserve intact in all material respects the present business organization of the Company Group and operate the Business in the Ordinary Course of Business; (ii) maintain and preserve intact the business, assets and properties of the Company Group; (iii) maintain existing business relationships with the Company Group's employees and suppliers, distributors and customers; (iv) maintain the books of account, records and files of the Company Group, all in the Ordinary Course of Business; (v) not take any action for the specific purpose of manipulating or artificially inflating the Consolidated Net Assets; (vi) maintain in full force and effect the insurance policies described on Schedule 4.21 (or the renewal or replacement policies of such policies) and (vii) inform Buyer in writing of any event or circumstance that has or would reasonably be expected to have, a Material Adverse Effect, or which constitutes a breach of any representation, warranty or covenant set forth herein, promptly, and in any event prior to the Closing Date and within two (2) Business Days after the occurrence of any such event or circumstances to the Company Group's Knowledge.  Except: (x) as specifically contemplated by this Agreement or any documents or instruments executed in connection with the consummation of the Transactions or (y) as provided on Schedule 6.1, the Company Group, Sellers and Sellers' Representative covenant that they shall not, and shall cause each member of the Company Group not to, absent the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:
(a)            issue or sell any equity securities or debt securities of any member of the Company Group;
(b)            directly or indirectly purchase, redeem or otherwise acquire or dispose of any capital stock of any member of the Company Group;
(c)            split, combine or reclassify any of the outstanding shares or classes of capital stock of any member of the Company Group;
(d)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;
(e)            declare, set aside or pay any dividend or other distribution without the written approval in advance by Buyer (which approval shall not be withheld if Buyer has determined that it will not pursue a Business Combination unless such dividend or distribution would be reasonably expected to result in Consolidated Net Assets being less than the Target Net Assets);

(f)            incur, assume or guarantee any Company Debt or make any loans or advances to, any other Person;
(g)            subject any of the Company Group's material assets (real, personal or mixed, tangible or intangible) to any Lien, except for Permitted Liens;
(h)            permit or allow the sale, lease, transfer, abandonment, cancellation or disposition of any of the Company Group's material assets (real, personal or mixed, tangible or intangible, including the Company Group Intellectual Property) other than transactions in the Ordinary Course of Business;
(i)            make any commitments for capital expenditures that aggregate in excess of $50,000;
(j)            make any amendments to the Charter or Bylaws of a member of the Company Group;
(k)            make any change in the Company Group's accounting methods or practices, other than as required by GAAP;
(l)            enter into any partnership, limited liability company or joint venture agreement;
(m)            waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to a member of the Company Group;
(n)            cancel or terminate any material insurance policy naming a member of the Company Group as a beneficiary or a loss payable payee unless the same shall be replaced with one or more insurance policies providing coverage reasonably comparable in scope and terms and Buyer has been provided with prompt written notice of such cancellation or termination;
(o)            enter into any Contract by which the Business or any of the assets or properties of the Company Group would be bound or affected that restricts in any material respect the operation of the Business or the Company Group's assets or properties, from engaging in any line of business in any geographic area or competing with any Person;
(p)            terminate or make any material amendment to a Material Contract, or enter into any Contract that would be a Material Contract if it had been in effect on the date hereof, other than in the Ordinary Course of Business with written approval in advance by Buyer;

(q)            compromise, settle, grant any waiver or release relating to, or otherwise adjust, any Claim of a member of the Company Group having a value in the aggregate in excess of $50,000, or that imposes non-monetary relief;
(r)            take or omit to take any action which if taken or omitted prior to the date hereof would constitute a breach of any of the representations or warranties set forth in Article IV of this Agreement;
(s)            enter into any labor or collective bargaining agreement or make any commitment or incur any liability to any labor organization relating to its employees;
(t)            adopt or authorize any Company Benefit Plan except as may be required by any applicable Law, or: (i) establish or materially increase any benefit under any Company Benefit Plan (except as may be required by any applicable Law); (ii) increase or otherwise change the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses), except in the ordinary course of business pursuant to existing Company Benefit Plans, or severance, that is paid or payable to any employee; (iii) hire any employee without Buyer's prior written consent; or (iv) enter into, renew or allow the renewal of or entering into, any employment or consulting agreement; or
(u)            agree or commit to do any of the foregoing.
6.2            Exclusivity. From the date hereof through December 1, 2014, the Company Group, Sellers' Representative and Sellers will deal exclusively with Buyer in connection with the proposed Transactions and no such Person shall take or permit any other Person on its behalf to take any action to, directly or indirectly: (a) solicit, initiate, encourage or otherwise entertain any inquiries, proposals or offers from, any Person (other than Buyer or one of its Affiliates) relating to any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, conversion, recapitalization, refinancing, liquidation or acquisition of a member of the Company Group, (ii) a sale of any material amount of assets of a member of the Company Group outside of the ordinary course of business, (iii) a direct or indirect acquisition or purchase of any capital stock or other equity interests of a member of the Company Group, or (iv) any similar transaction or business combination involving a member of the Company Group (each of the above, an "Alternative Transaction"); (b) participate in any discussions or negotiations with, provide any information to, or enter into any agreement with any Person (other than Buyer or one of its Affiliates) in connection with an Alternative Transaction; or (c) accept any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to an Alternative Transaction.  Sellers' Representative will promptly notify Buyer if the Company Group, Sellers' Representative or any Seller receives any such inquiries, proposals or offers and provide Buyer with a copy of any written correspondence, proposals or offers; provided, however, that the term of exclusivity under this Section 6.2 will automatically be extended to December 31, 2014, if Buyer has engaged counsel to pursue a Business Combination and is actively working in good faith to pursue a Business Combination.

6.3            Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, Sellers' Representative, Sellers and the Company Group, on the one hand, and Buyer, on the other hand, agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary under the terms of this Agreement or under applicable Laws, or as may be advisable or reasonably requested by the other Party or Parties, as applicable, in order to consummate the Transactions.  None of the Company Group, Sellers' Representative or Sellers, on the one hand, and Buyer, on the other hand, shall intentionally perform any act which, if performed, or if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or which would result in any representation or warranty herein contained of such Party being untrue in any material respect as if originally made on and as of the Closing Date.  Without limiting the generality of the foregoing, the Parties agree to take all commercially reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation, any Governmental Authority, which is required in connection with this Agreement or any of the Transactions, and during the Pre-Closing Period, Sellers and the Company Group shall take all actions and use their commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 3.2.
6.4            Mutual Cooperation.  Subject to the following sentence, each of the Parties shall use its commercially reasonable efforts to: (a) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Claim initiated by a private party; and (b) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to any Governmental Authority and of any material communication received or given in connection with any Claim by a private party, in each case regarding any of the Transactions.  Nothing contained in this Agreement shall require or obligate any Party to divest, restrict, alter or otherwise bind the use, ownership or operation, as applicable, of its businesses, operations, organization or assets.
6.5            Access to Information; Financial Statements.  Prior to the Closing, Sellers, Sellers' Representative and the Company Group shall, and shall cause the Company Group to, permit Buyer and its representatives to have reasonable access (at reasonable times, on reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company) to the personnel, properties, books, contracts and other records and documents of the Company Group.  During the Pre-Closing Period, Company shall prepare and deliver to Buyer, within fifteen (15) days after each calendar month end, consistent with past practices, unaudited financial statements of the Company for each calendar month ending after the date hereof.
6.6            Intercompany Arrangements.  Sellers and the Company Group shall ensure that all Affiliate Transactions, other than those set forth on Schedule 6.6 and those fully paid and discharged pursuant to Section 6.8, shall terminate as of the Closing, such termination to be without further liability whatsoever to the Company Group.

6.7            Employment Agreements.  The Company Group shall negotiate in good faith to enter into Employment Agreements, to be effective as of the Closing, with the executives and employees of the Company Group set forth on Schedule 6.7, which Employment Agreements will include compensation terms consistent with such personnel's compensation levels then existing prior to the Closing and the terms of the Employment Agreements shall be acceptable to Buyer and such executives and employees.
6.8            Payoff of Company Debt.  Prior to or in connection with the Closing, Sellers shall cause (including as contemplated by Section 2.2(a) and Section 2.2(d)), all of the Company Debt outstanding prior to the Closing to be fully paid or discharged, with no continuing liability whatsoever to the Company Group.
6.9            Updated Disclosure.  From the date hereof until the Closing, the Sellers, the Company Group or Sellers' Representative, as applicable, shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a "Supplement"). Any disclosure in any such Supplement that would have cured or eliminated any inaccuracy in or breach of any representation or warranty contained in this Agreement if set forth in the Disclosure Schedules shall be deemed to have eliminated or cured such inaccuracy in or breach of such representation or warranty contained in this Agreement for all purposes, including for purposes of the indemnification or termination rights contained in this Agreement and for purposes of determining whether or not the conditions set forth in Section 3.2 have been satisfied; provided, however, that if the additions or amendments to the Disclosure Schedules included in the Supplements would, in the aggregate, reasonably be expected to result in liabilities of the Company in excess of the Basket, Buyer shall have the right to terminate this Agreement pursuant to Section 10.1(e).
ARTICLE VII
POST-CLOSING MATTERS
7.1            Transfer Taxes.  Seller shall pay all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Transactions (together, "Transfer Taxes").  Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Sellers' Representative shall cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.  Notwithstanding anything to the contrary contained in this Agreement, "Transfer Taxes" shall not include any Taxes required to be deducted and withheld with respect to payments made by Buyer to Sellers (under the Code or Treasury Regulations thereunder or any applicable provision of state, local or foreign Law) in connection with the transactions contemplated by this Agreement.
7.2            Conduct of Business with Respect to Taxes.  During the Pre-Closing Period:
(a)            No member of the Company Group shall make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, Claim or assessment of any Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any Claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any member of the Company Group, Buyer or its Affiliates; and

(b)            Each member of the Company Group shall: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice and that is reasonably acceptable to Buyer; (ii) timely pay all Taxes due and payable; and (iii) promptly notify Buyer of any income, franchise or similar (or other material) Tax Claim, investigation or audit pending against or with respect to each member of the Company Group in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.
7.3            Cooperation on Tax Matters.  Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of each member of the Company Group relating to any Pre-Closing Tax Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of each member of the Company Group relating to any Pre-Closing Tax Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Tax Periods and Straddle Periods in accordance with Section 7.7.  Buyer recognizes that Sellers' Representative may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company Group to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company Group to, retain and maintain such records and information until the later of: (a) six (6) years following the Closing Date; and (b) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow Sellers' Representative to inspect, review and make copies of such records and information as Sellers' Representative reasonably requests from time to time during normal business hours and after appropriate prior notification.
7.4            Preparation and Filing of Pre-Closing Period Tax Returns for each Member of the Company Group.  Sellers' Representative shall, at the cost and expense of Sellers, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of each member of the Company Group.  All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of such Company, except as required by applicable Law.  Drafts of all such Pre-Closing Period Tax Returns shall be delivered to Buyer for its review and approval at least thirty (30) days prior to the Due Date of any such Pre-Closing Period Tax Return; provided, however, that such approval shall not be unreasonably withheld, conditioned or delayed.  If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify Sellers' Representative (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection.  If Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.4.  Buyer and Sellers' Representative shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period Tax Return.  If Buyer and Sellers' Representative cannot resolve any disputed item, the item in question shall be resolved by Neutral Arbitrator as promptly as practicable (in accordance with the provisions of this Section 7.4), whose determination shall be final and conclusive for purposes of this Section 7.4.  The Neutral Arbitrator shall be instructed to use every reasonable effort to complete their services within thirty (30) days after submission of the dispute to them and in any case, as soon as practicable after such submission.  The fees and expenses of the Neutral Arbitrator in connection with its work pursuant to this Section 7.4 shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.  Sellers' Representative shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Closing and Sellers' Representative is not authorized to execute and file such Pre-Closing Period Tax Return by applicable Law, Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 7.4) with the appropriate Taxing Authority.  Sellers or Sellers' Representative, acting on behalf of Sellers, shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of each member of the Company Group; provided, however, that if any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Buyer, Sellers or Sellers' Representative, acting on behalf of Sellers, shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 7.4) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the Due Date of such Pre-Closing Period Tax Return, and Buyer shall timely pay the amount of such Pre-Closing Taxes.  Amounts required to be paid by Sellers or Sellers' Representative, acting on behalf of Sellers, pursuant to this Section 7.4, that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of 5% per annum until paid in full.  In the event that such Pre-Closing Period Tax Return reflects any refund, the provisions of Section 7.8 (Tax Refunds) shall control.

7.5            Preparation and Filing of Straddle Period Tax Returns for each Member of the Company Group.  Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by each member of the Company Group.  All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company Group, except as required by applicable Law.  Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Sellers' Representative for his review and approval at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return and shall notify Sellers' Representative of Buyer's calculation of Sellers' share of the Taxes of each member of the Company Group (as the case may be) for such Straddle Period (determined in accordance with Section 7.6); provided, however, that such approval by Sellers' Representative of any such Straddle Period Tax Returns and such calculations of Sellers' share of the Tax liability for such Straddle Period (determined in accordance with Section 7.6) shall not be unreasonably withheld, conditioned or delayed.  If Sellers' Representative disputes any item on such Straddle Period Tax Return, he shall notify Buyer (by written notice within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for his objection.  If Sellers' Representative does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of Sellers' share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.5.  Buyer and Sellers' Representative shall negotiate in good faith to resolve any such dispute prior to the Due Date of such Straddle Period Tax Return.  If Buyer and Sellers' Representative cannot resolve any disputed item, the item in question shall be resolved by the Neutral Arbitrator as promptly as practicable (in accordance with the provisions of this Section 7.5), whose determination shall be final and conclusive for purposes of this Section 7.5.  The Neutral Arbitrator shall be instructed to use every reasonable effort to complete their services within thirty (30) days after submission of the dispute to them and in any case, as soon as practicable after such submission. The fees and expenses of the Neutral Arbitrator in connection with its work pursuant to this Section 7.5 shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.  No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of a member of the Company Group is filed or the Due Date of such Straddle Period Tax Return, Sellers or Sellers' Representative, acting on behalf of Sellers, shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 7.5).  Amounts required to be paid by Sellers or Sellers' Representative, acting on behalf of Sellers, to Buyer pursuant to this Section 7.5 that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of 5% per annum until paid in full.  In the event that such Straddle Period Tax Return reflects any refund, the provisions of Section 7.8 (Refunds) shall control.

7.6            Computation of Tax Liabilities.  To the extent permitted or required, the taxable year of the Company Group that includes the Closing Date shall close as of the end of the Closing Date.  Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:
(a)            Taxes not described in Section 7.6(b) (e.g., Taxes imposed on a periodic basis, such as real property and other ad valorem Taxes), the determination of Taxes of each member of the Company Group for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and
(b)            (i) Taxes based on the income or receipts for a Straddle Period, (ii) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, and (iii) withholding Taxes relating to a Straddle Period, the determination of the Taxes of each member of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of each member of the Company Group for the Straddle Period shall be allocated between such two (2) taxable years or periods on a "closing of the books basis" by assuming that the books of the Company Group were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

7.7            Tax Contests.
(a)            Buyer shall deliver a written notice to Sellers' Representative in writing promptly following any demand, Claim, or notice of commencement of a Claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of the Company Group for which Sellers may be liable ("Tax Contest") and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the "Tax Claim Notice"), provided, however, that the failure or delay to so notify Sellers' Representative shall not relieve Sellers of any obligation or liability that Sellers may have to Buyer, except to the extent that Sellers' Representative demonstrates that Sellers are materially and adversely prejudiced thereby.
(b)            With respect to Tax Contests for Taxes of a member of the Company Group for a Pre-Closing Tax Period, Sellers' Representative may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to Sellers' Representative of the Tax Claim Notice.  If Sellers' Representative elects to assume and control the defense of such Tax Contest, Sellers: (i) shall bear their own costs and expenses; (ii) shall be entitled to engage their own counsel; and (iii) may (A) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Taxing Authority, (B) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that Sellers' Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) , provided, further, that Sellers' Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (which consent may be withheld in the sole discretion of Buyer) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including any member of the Company Group) for any Tax period ending after the Closing Date.  If Sellers' Representative elects to assume the defense of any Tax Contest, Sellers' Representative shall: (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before Sellers' Representative sends such correspondence to any Taxing Authority); (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest; and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right, at its expense, to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(c)            In connection with any Tax Contest that relates to Taxes of a member of the Company Group for a Pre-Closing Tax Period that: (i) Sellers' Representative does not timely elect to control pursuant to Section 7.7(b); or (ii) Sellers' Representative fails to diligently defend, such Tax Contest shall be controlled by Buyer (and Sellers shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 7.7(c)) and Sellers' Representative agrees to cooperate with Buyer in pursuing such Tax Contest.  In connection with any Tax Contest that is described in this Section 7.7(c) and controlled by Buyer, Buyer shall: (x) keep Sellers' Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Sellers' Representative of any related correspondence and shall provide Sellers' Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority); (y) consult with Sellers' Representative in connection with the defense or prosecution of any such Tax Contest; and (z) provide such cooperation and information as Sellers' Representative shall reasonably request, and, at his own cost and expense, Sellers' Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).
(d)            In connection with any Tax Contest for Taxes of a member of the Company Group for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, however, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of Sellers' Representative, with such consent not to be unreasonably withheld, conditioned or delayed.  Buyer shall: (x) keep Sellers' Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Sellers' Representative of any related correspondence and shall provide Sellers' Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority); (y) consult with Sellers' Representative in connection with the defense or prosecution of any such Tax Contest; and (z) provide such cooperation and information as Sellers' Representative shall reasonably request, and, at his own cost and expense acting on behalf of Sellers, Sellers' Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).
(e)            Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.7 (and not Section 8.4).

7.8            Tax Refunds.  Buyer may, at its option, cause any member of the Company Group to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Tax Period or Straddle Period.  Buyer shall promptly notify Sellers' Representative of and pay (or cause to be paid) to Sellers' Representative on behalf of Sellers: (a) any refund of Taxes paid by any member of the Company Group for any Pre-Closing Tax Period actually received by such member of the Company Group; or (b) a portion of any refund of Taxes paid by any member of the Company Group for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 7.8 hereof) actually received by such member of the Company Group, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on Buyer, or any member of the Company Group (or any Affiliate) resulting from such refund; provided, however, that Sellers shall not be entitled to any refund to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date.  Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 7.8 within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer's obligation to make payment hereunder with respect thereto.  At the request of Sellers' Representative, Buyer shall reasonably cooperate with Sellers' Representative in obtaining any such refunds for which Sellers are entitled pursuant to this Section 7.8, including through the filing of amended Tax Returns or refund claims as prepared by Sellers' Representative, at the expense of Sellers; provided, however, that any such amended Tax Return shall be prepared by Sellers' Representative, Sellers' Representative shall deliver or cause to be delivered drafts of any such amended Tax Return to Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Buyer shall not be required to cooperate with Sellers' Representative in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely affect Buyer, any member of the Company Group (or any Affiliate) in any Straddle Period or Post-Closing Period.
7.9            Adjustments to Purchase Price in Connection With Taxes.  Buyer and Sellers agree to treat any amounts payable after the Closing by Sellers to Buyer (or by Buyer to Sellers) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.
7.10            Payments in Connection with Taxes.  Notwithstanding anything to the contrary contained in this Agreement (but subject to this Article VII), payment by Sellers or Sellers' Representative, acting on behalf of Sellers, of any amount due related or attributable to Taxes or Tax Returns pursuant to this Agreement shall be made within five (5) Business Days following written notice by Buyer that payment of such amounts to the appropriate Taxing Authority is due (or, in connection with this Agreement, is required to be paid by Sellers to Buyer or are the responsibility of Sellers in whole or in part); provided, however, that Sellers or Sellers' Representative, acting on behalf of Sellers, shall not be required to make any payment earlier than three (3) Business Days before it is due (without regard to any extensions for filing the applicable Tax Return) to the appropriate Taxing Authority.  Amounts required to be paid by Sellers or Sellers' Representative, acting on behalf of Sellers, for Taxes, or otherwise, that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of 8% per annum until paid in full.

7.11            Non-Compete.  Each of Nick Eckert, Meindert Honig and Ernst Retief (each a "Restricted Seller") hereby acknowledges that (i) in addition to disposing of such Seller's ownership interest in the Company Group as set forth in this Agreement, such Seller is selling all the goodwill of the Company Group associated with or attributable to such Seller's Shares, (ii) such Seller has contributed to the development of the goodwill of the Company Group, and (iii) the Parties have agreed upon the Purchase Price to specifically include and reflect such sale of goodwill.  In consideration of the sale of such Seller's ownership in the Company Group, including the sale of all goodwill, each Restricted Seller agrees that, during such Restricted Seller's applicable Non-Compete Restrictive Period (as defined below), such Restricted Seller shall not, and shall cause each of its Affiliates not to, without the express written consent of Buyer (which may be withheld in Buyer's sole and absolute discretion), directly or indirectly, in any capacity (whether individually or as owner, stockholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), whether or not for pecuniary benefit, engage in, operate, manage, consult with, advise, carry on, take part in, be employed by or invest in, anywhere within the countries in which the Company Group transacts business during the three (3) year period immediately prior to the Closing Date, a business that sells or offers any products or services that are similar to those sold or offered by the Company Group immediately prior to the Closing Date, specifically including email marketing services, and/or any products or services offered by the Company Group at any time during the three (3) year period preceding the date of this Agreement.  Notwithstanding the restrictions set forth above, nothing herein shall prohibit any Restricted Seller or any of his/her/its Affiliates from making investments in the ordinary course of business in the securities of any Person that are listed on any national stock exchange or NASDAQ; provided, that: (i) the securities "beneficially owned" (as defined for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such Seller and his, her or its Affiliates shall, in the aggregate, represent no more than 5% of the total voting power of such Person; and (ii) such investment is a passive investment with respect to which neither such Seller nor any of such Seller's Affiliates (A) intends to or has the right to influence (other than through the voting of shares) or direct the operations or management of such Person or (B) is a participant with any other Person in any group with such intention or right.  Each Restricted Seller's "Non-Compete Restrictive Period" shall be the period beginning at the Closing and ending at the later of three years following Closing or two years following termination of such Restricted Seller's employment with the Company Group, or their successor(s), if any.
7.12            Non-Solicitation.  Each Restricted Seller agrees that, during such Restricted Seller's Non-Compete Restricted Period, such Restricted Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit any employee of a member of the Company Group for employment, or solicit, suggest, induce or encourage any employee of a member of the Company Group to seek employment or business opportunities other than with the Company Group and its Affiliates.
7.13            Further Assurances.  From and after the Closing, as and when required by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party's expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the Transactions.

7.14            Release by Sellers.  On the Closing Date, each Seller (each a "Seller Releasor"), on behalf of such Seller and such Seller's respective beneficiaries, heirs, successors and assigns irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Company Group, and each of its officers, directors, employees, agents, Affiliates, direct and indirect equity holders, lenders, representatives, successors and assigns (collectively, the "Buyer Released Parties"), from any and all Claims, counterclaims, damages, losses, payments, obligations, debts, accountings, Liens, costs and expenses (including attorneys' fees and costs) of any kind or nature, fixed or contingent, direct or indirect, several or otherwise, known or unknown, suspected or unsuspected, choate or inchoate, claimed or unclaimed, in Law or in equity, whether arising from, in or out of tort, statute (whether state, federal or local) or Contract or any other common law, administrative or similar cause of action, right or remedy (collectively, the "Released Claims"), that such Seller Releasor may have against any of the Buyer Released Parties from the beginning of time until the Closing Date, other than the Retained Claims (as hereinafter defined), rights under this Agreement and any ancillary agreements.  "Retained Claims" means any Claims of a Seller Releasor for: (a) any amounts due under or with respect to any benefit plan; (b) Claims of the Seller Releasor for any salary, bonus or other fringe benefits earned prior to the Closing, including the reimbursement of any business expenses incurred by the Seller Releasor prior to the Closing for which the Seller Releasor is entitled to reimbursement under the policies of the Company Group in effect immediately prior to the Closing; (c) indemnification or advancement of expenses arising under applicable Law or the Charter and the Bylaws of any member of the Company Group; (d) indemnity obligations, if any, under Article VIII; (e) rights, Claims and actions arising out of or under any insurance policies or this Agreement, the Employment Agreements; (f) claims that cannot be released as a matter of Law, and (g) claims arising in the Ordinary Course of Business under the Contracts set forth in Schedule 6.6.  Such Seller Releasor, on behalf of such Seller Releasor's respective heirs, successors and assigns, specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to Released Claims which the creditor does not know or suspect to exist in his, her or its favor.  It is expressly understood and agreed that the releases contained in this Section 7.14 are intended to cover and do cover all known facts and/or Seller Released Claims, as well as any further facts and/or Seller Released Claims within the scope of such Released Claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof.  Such Seller Releasor, on behalf of such Seller Releasor's respective successors and assigns, acknowledges that he, she or it may hereafter discover facts in addition to, or different from, those which he, she or it now believes to be true with respect to the subject matter of the Seller Released Claims released in this Agreement, but agree that they have taken that possibility into account in reaching this Agreement, and that the releases given in this Agreement will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which such Seller Releasor expressly assumes the risk.  Each Seller Releasor acknowledges that the Laws of many states provide substantially the following: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."  Each Seller Releasor acknowledges that such provisions are designed to protect a Party from waiving claims which it does not know exist or may exist.  Nonetheless, each Seller Releasor agrees that, effective as of the Closing Date, such Seller Releasor shall be deemed to waive any such provision.

7.15            Proprietary Information.  From and after the Closing, each Seller shall not disclose or make use of (except to pursue rights under this Agreement and the Exhibits attached hereto or to carry out the duties of their employment by Buyer (or any Affiliate of Buyer, including any member of the Company Group)), and shall use their respective commercially reasonable efforts to cause all of their respective Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to the Business, Buyer or any of their respective Affiliates (including any member of the Company Group) or the businesses of any of the foregoing (including the financial information, technical information or data relating to the Company Group's products and services and the names of customers of the Company Group, as well as filings and testimony (if any) presented in the course of any proceeding pursuant to Article XI and any award and the tribunal's reasons therefor relating to the same), (such knowledge, information or documents, "Proprietary Information"); provided, however, that the term "Proprietary Information" does not include information that (a) was, is or becomes public knowledge other than through improper disclosure by any of the Sellers or an Affiliate of any of the Sellers, or (b) is lawfully acquired by a Seller or an Affiliate of any of the Sellers, from and after the Closing from Sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  A Seller or any of its Affiliates may disclose Proprietary Information as requested or required by (y) any applicable Law or (z) oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process; provided, however, that (i) such Seller shall give prompt notice of such requirement to Buyer, (ii) such Seller shall disclose only such portion of the Proprietary Information as is requested or required and (iii) if available, such Seller will use its commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded such disclosed Proprietary Information.  Notwithstanding anything to the contrary in this Section 7.15, in the event of a conflict between the obligations set forth in this Section 7.15 and the obligations set forth in the Non-Disclosure, Non-Solicitation, Post-Employment Obligations and Invention Assignment Agreement, if any, between each Seller and Buyer (the "Employment NDAs"), the terms of the Employment NDAs shall control.
7.16            Reserved
ARTICLE VIII
INDEMNIFICATION
8.1            Indemnification by the Company Group and Sellers.  Subject to the limitations set forth in this Article VIII, the Company Group (only with respect to any period prior to the Closing) and each Seller hereby agrees to jointly and severally (provided, that, for purposes of the representations and warranties made by each Seller in an individual capacity in Sections 4.1, 4.2, and 4.3, and for any breach by an individual Seller of an obligation required to be performed by such Seller prior to the Closing, Sellers agree to severally and not jointly), indemnify, hold harmless and reimburse Buyer and the Company Group (only with respect to any period after the Closing), and their respective successors and assigns and each of the foregoing's respective stockholders, officers, directors, employees and agents (collectively, the "Buyer Indemnitees") from and against any and every Claim, action, loss, liability, damage, cost, expense (including reasonable attorneys' fees), deficiency, penalty, award, judgment, fine, Taxes, notice of violation, notice of liability or charge and any Claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal fees and expenses), but specifically excluding consequential, punitive, special, incidental or indirect damages or losses, including, without limitation, business interruption, loss of future revenue, diminution in value, profits or income, or loss of business reputation or opportunity (collectively, and as so excluded, "Losses"), Buyer Indemnitees incur or sustain that are based upon, related to, result from or arise out of:
(a)            any breach or inaccuracy of any representation or warranty of the Company Group or Sellers contained in or made pursuant to Article IV of this Agreement;

(b)            any breach of, or failure to perform or observe, any covenant, agreement or obligation to be performed by the Company Group (to the extent to be performed prior to the Closing) or any Seller or Sellers' Representative contained in or made pursuant to this Agreement;
(c)            any Pre-Closing Taxes;
(d)            except to the extent already accounted for in the calculation of Consolidated Net Assets, any Company Transaction Costs;
(e)            except to the extent already accounted for in the calculation of Consolidated Net Assets, any Closing Company Debt; and
(f)            fifty percent (50%) of any liability related to, in connection with or arising from the Contingent IP Liability.
8.2            Indemnification by Buyer.  From and after the Closing, subject to any withholding as contemplated hereby, Buyer hereby agrees to indemnify, hold harmless and reimburse Sellers and their successors and assigns and each of the foregoing's respective stockholders, officers, directors, employees and agents (collectively, the "Seller Indemnitees", and together with Buyer Indemnitees, the "Indemnitees") from and against any Losses that Sellers incur or sustain that are based upon, related to, result from or arise out of:
(a)            any breach or inaccuracy of any representation or warranty of Buyer contained in or made pursuant to Article IV of this Agreement;
(b)            any breach of, or failure to perform or observe, any covenant, agreement or obligation to be performed by the Company Group (to the extent to be performed after the Closing) or Buyer contained in or made pursuant to this Agreement; and

(c)            Post-Closing Taxes.
8.3            Limitations on Liability.
(a)            Survival.  The representations and warranties contained in Article IV of this Agreement shall survive the Closing until December 31, 2015 (the "Survival Period"), provided, however, that (i) the Fundamental Representations shall survive and continue indefinitely, (ii) no such limitation will apply in the event that the applicable breach is the result of fraud or intentional misrepresentation and (iii) if written notice of a Claim for Losses based upon breach of an applicable representation or warranty has been given to Sellers' Representative or Buyer, as applicable, prior to the expiration of the Survival Period, then the applicable representation(s) and/or warranty(ies) shall survive as to such Claim until such Claim has been fully resolved.  The Parties hereto specifically and unambiguously intend that the survival periods that are set forth in this Section 8.3(a) (other than with respect to clause (i) above), for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.  Any covenant or agreement contained herein to be performed prior to or after the Closing shall survive the Closing for the Survival Period; provided, however, that the General Covenants shall survive for two (2) years from Closing and all other covenants shall survive indefinitely.
(b)            Sellers' Cap and Basket.
(i)            The total aggregate liability of Sellers under Section 8.1(a), Section 8.1(b), and Section 8.1(f), shall not exceed an amount equal to the Escrow Amount (the "Cap"); provided, however, that the Cap shall not apply to limit any Losses resulting from breaches of a Fundamental Representation or breaches of any covenant other than the General Covenants.  The total aggregate liability of Sellers under Section 8.1 shall not exceed 100% of the Purchase Price.  Notwithstanding the foregoing, none of the limitations set forth in this Section 8.3(b)(i) shall apply to fraud, intentional misrepresentation or willful misconduct, and in no event shall Sellers' aggregate liability for all or any portion of the Contingent IP Liability exceed $485,000.
(ii)            The Company Group and the Sellers shall have no obligation to indemnify any Buyer Indemnitee pursuant to this Article VIII, unless and until the aggregate of all Losses suffered or incurred by all Buyer Indemnitees exceeds One Hundred Thousand Dollars ($100,000) (the "Basket"), at which time such Buyer Indemnitees shall be entitled to be indemnified for all Losses in excess of the Basket subject to the other limitations set forth herein; provided, however, that the Basket  shall not apply with respect to Losses arising out of breaches of any Fundamental Representation, or in the case of fraud or intentional misrepresentation.
(c)            Duty to Mitigate.  Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(d)            Exclusive Remedy.  Subject to the provisions regarding specific performance set forth in Section 12.8, the remedies set forth in this Article VIII shall be the sole and exclusive remedies of the Parties with respect to this Agreement or any other document required to be delivered hereby or the Transactions contemplated hereby or thereby; provided, however, that in the event of a termination of this Agreement, or if the Closing does not otherwise occur, the Parties reserve all rights and remedies as a result of any breach of this Agreement, except as otherwise provided in this Agreement.

8.4            Third Party Claims.
(a)            In the event that any Third Party Claim is asserted or commenced against an Indemnitee with respect to which such Indemnitee is entitled to indemnification under this Article VIII, the Indemnitee shall: (A) promptly notify the other Party of its existence, setting forth in writing with reasonable specificity the facts and circumstances of which such Indemnitee received notice; and (B) specify the basis hereunder upon which the Indemnitee's Claim for indemnification is asserted.  Any notice of a Third Party Claim delivered by a Buyer Indemnitee to Sellers' Representative shall satisfy any obligation of such Buyer Indemnitee to provide notice to any of Sellers pursuant to this Section 8.4.
(b)            Except as herein provided, the Indemnitee shall not, and the Party from whom indemnification is sought (the "Indemnitor") shall, have the right to contest, defend, litigate or settle such Third Party Claim, if the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter the Indemnitor accepts such tender and acknowledges in writing without qualification its indemnification obligation hereunder, subject only to the limitations on indemnification set forth in this Agreement, including Section 8.3 and Section 8.5.  The Indemnitee shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor.  The Indemnitor shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim.  So long as the Indemnitor has not lost its right to contest, defend, litigate and settle as herein provided, the Indemnitor shall have the right to contest, defend and litigate the Third Party Claim and shall have the right to enter into any settlement of any Third Party Claim; provided, that such settlement includes an unconditional written release from all liability in respect of such Third Party Claim; provided, further, that the Indemnitor may not enter into any settlement of any Third Party Claim without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnitee if pursuant to or as a result of such settlement: (A) injunctive or other equitable relief would be imposed against the Indemnitee; (B) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnitee; or (C) such settlement would adversely affect the conduct of the Business.  The Indemnitor shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if: (X) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation; (Y) the Third Party Claim seeks injunctive or other equitable relief, or Buyer reasonably believes that the Third Party Claim, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of Buyer; or (Z) the interests of the Indemnitee in the Third Party Claim is or can reasonably be expected to be adverse to the interests of the Indemnitor.  If the Indemnitee has assumed control of the defense of a Third Party Claim pursuant to the foregoing sentence, it shall not agree to any settlement without the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), provided Indemnitor has acknowledged in writing without qualification its indemnification obligation hereunder, subject only to the limitations on indemnification set forth in this Agreement, including Section 8.3 and Section 8.5.  Subject to any applicable limitations set forth in Section 8.3 and Section 8.5, all expenses (including attorneys' fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor.  If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 8.4(b), or if, in accordance with the foregoing, the Indemnitor shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable.  If, pursuant to the preceding sentence, the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys' fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnitor of itemized bills for such attorneys' fees and other expenses, subject, however, to any applicable limitations set forth in Section 8.3 and Section 8.5.  The Indemnitor and Indemnitee shall reasonably cooperate with one another in the contest, defense or litigation of any Third Party Claim.
(c)            Sellers' Representative shall represent Sellers in all matters related to Third Party Claims and, in accordance with Article IX, shall control all decisions to be made by or otherwise concerning Sellers with respect to any Third Party Claims.
8.5            Reserved.
8.6            Escrow Funds.  From and after the Closing (but subject to the provisions of this Article VIII and the Escrow Agreement) until December 31, 2015 (the "Indemnity Escrow Period"), Buyer Indemnitees shall be entitled, in accordance with the terms of the Escrow Agreement, to receive Escrow Shares or proceeds from the Indemnity Escrow Funds in respect of any Losses suffered or incurred by any Buyer Indemnitee to the extent such Losses result from or arise out of matters which entitle such Buyer Indemnitee to indemnification under Article VIII.  During the Indemnity Escrow Period, the indemnification obligations of Sellers pursuant to this Article VIII will be first satisfied by a distribution out of the Escrow Account to the applicable Buyer Indemnitee of a number of Escrow Shares having an aggregate value equal to the amount of such Losses as calculated pursuant to Section 8.6.  Following the release to Buyer Indemnitees of all Escrow Shares in accordance with the preceding sentence, the indemnification obligations of Sellers will next be satisfied from the cash portion of  the Indemnity Escrow Funds until such funds have been exhausted or the Claims for indemnification shall exceed the then-current balance in the Indemnity Escrow Funds, and thereafter, subject to the limitations in this Article VIII, directly by Sellers pursuant to this Article VIII.  A distribution out of the Escrow Account in accordance with the immediately preceding two sentences shall be the sole and exclusive remedy of the Buyer Indemnitees for all Losses relating to claims for indemnification pursuant to Section 8.1 (other than Losses arising out of arising out of breaches of any Fundamental Representation or in the case of fraud or intentional misrepresentation).  The "Indemnity Escrow Funds" means the then-current amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.  At the end of the Indemnity Escrow Period, the Indemnity Escrow Funds, less any amounts subject to a pending Claims Notice (as defined in the Escrow Agreement), shall be disbursed to Sellers' Representative and/or Sellers in accordance with the terms and conditions of the Escrow Agreement.

8.7            Value of Escrow Shares.  In the event that a distribution of Escrow Shares out of the Escrow Account is required under the terms of this Agreement to satisfy any amount due and owing to Buyer Indemnitees, such shares shall be valued at the average of (i) the Buyer's average market closing price on NASDAQ for the ten (10) days immediately preceding the Closing and (ii) the Buyer's average market closing price on NASDAQ for the ten (10) days immediately preceding the release of the shares to such Buyer Indemnitee.
8.8            Treatment of Indemnification Payments.  For all purposes hereunder, any indemnification payments made pursuant to this Article VIII of this Agreement shall, to the extent permitted by applicable Law, be treated as an adjustment to the Purchase Price.
8.9            Escrow Fees.  Buyer shall be responsible for all fees and costs of the Escrow Agent.
8.10            No Double Recovery.  For the avoidance of doubt, an Indemnitee will be permitted to recover with respect to any particular Loss suffered by such Indemnitee only one time as it is the Parties' intent that once any particular Loss has been recovered by a particular Indemnitee under one provision, such Loss no longer exists with respect to such Indemnitee and, therefore, recovery by such particular Indemnitee for such same Loss under another provision would constitute an unintended and prohibited "double" recovery.
ARTICLE IX
SELLERS' REPRESENTATIVE
9.1            Appointment of Sellers' Representative.  By execution and delivery of this Agreement and/or acceptance of any consideration contemplated by Article II, each Seller, for itself, himself or herself, and for its, his or her successors and assigns, hereby irrevocably makes, constitutes and appoints GraphicMail Sellers' Rep, LLC (the "Sellers' Representative"), to act for and on behalf of such Seller in connection with this Agreement and the Transactions and with respect to any Claim or matter arising under this Agreement, whether before or after Closing, and Nicholas Eckert, hereby accepts such appointment and agrees to serve without compensation.  Each Seller acknowledges that the appointment of GraphicMail Sellers' Rep, LLC as Sellers' Representative and the power of attorney granted in this Section 9.1: (i) is coupled with an interest and is irrevocable; and (ii) shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller.

9.2            Powers and Authority of Sellers' Representative.  In furtherance of the appointment of Sellers' Representative, each Seller fully and without restriction:
(a)            Agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by Sellers' Representative pursuant to or arising under this Agreement.
(b)            Authorizes Sellers' Representative to undertake any or all of the following on their behalf:
(i)            Deliver to Buyer all certificates, documents and instruments to be delivered to Buyer by Sellers pursuant to this Agreement, together with any certificates and documents executed by Sellers and deposited with Sellers' Representative for such purpose;
(ii)            Receive from Buyer, as paying agent, the Closing Cash Payment and all other sums payable to Sellers under this Agreement, and all certificates, documents and instruments to be delivered to Sellers by Buyer pursuant to this Agreement;
(iii)            Dispute or refrain from disputing any claim made by Buyer under this Agreement, including, but not limited to, the resolution of the Consolidated Net Assets, all claims for indemnification by Sellers or against Sellers and the resolution of any Tax matter (including all matters contemplated pursuant to Section 7.4, Section 7.5 and Section 7.7) and to negotiate, compromise, litigate or resolve any such matters on behalf of Sellers;
(iv)            Coordinate payment of, and pay, any amounts owing to Buyer from Sellers under this Agreement;
(v)            Exercise or refrain from exercising any remedies available to Sellers under this Agreement;
(vi)            Sign and deliver any releases or waivers, or other documents with respect to any dispute or remedy;
(vii)            Waive any condition contained in this Agreement and negotiate, execute and deliver any amendment or amendments to this Agreement;
(viii)            Execute the Escrow Agreement on behalf of Sellers and act on Sellers' behalf with respect to all matters arising under the Escrow Agreement (including any disbursements therefrom);
(ix)            Receive into a bank account maintained by Sellers' Representative for the sole purpose of receiving monies owed to Sellers under this Agreement all amounts payable by Buyer under this Agreement and to pay to each Seller such Person's share of such amounts in accordance with Schedule 2.2(a)(i);

(x)            Pay out of funds coming into the hands of Sellers' Representative from Buyer or the Escrow Agent all fees and expenses of Sellers (and of Sellers' Representative acting in such capacity) incurred in connection with the Transactions, including without limitation the fees and expenses of counsel, accountants and other professional advisors incurred prior to and subsequent to Closing;
(xi)            Retain on behalf of Sellers such counsel, accountants and other professional advisors as Sellers' Representative reasonably deems necessary to assist in the performance of his duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of Sellers' Representative;
(xii)            Provide periodic written accountings to Sellers detailing funds received by Sellers' Representative, expenses paid and distributions paid; and
(xiii)            Give and receive such notices and instructions and do or refrain from doing such other things as Sellers' Representative deems necessary or appropriate to carry out the provisions of this Agreement in the best interests of Sellers.
9.3            Seller Reserve Amount.  The Seller Reserve Amount shall be used by the Sellers' Representative for the payment of out-of-pocket expenses incurred by the Sellers' Representative in connection with the performance of the Sellers' Representative's duties and obligations hereunder.  The Seller Reserve Amount shall be available to the Sellers' Representative in addition to any amounts permitted to be paid to the Sellers' Representative pursuant to this Article IX.  Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party have any rights in or to the Seller Reserve Amount.  Promptly following the distribution of the entire remaining balance of the Indemnity Escrow Shares pursuant to the terms of the Indemnity Escrow Agreement, the remainder of the Seller Reserve Amount, if any, shall be distributed by the Sellers' Representative or its designated agent, as applicable, to the Sellers in accordance with the percentages set forth on Schedule 2.2(a)(i).
9.4            Limitation of Liability.  To the maximum extent permissible by applicable Law, the Sellers' Representative will incur no liability with respect to the Sellers with respect to any action or inaction taken or failed to be taken in connection with its services as the Sellers' Representative, except for its own gross negligence or willful misconduct.  The Sellers agree that, in all questions arising under this Agreement, or the Escrow Agreement, the Sellers' Representative may rely on the advice of counsel, and the Sellers' Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Sellers' Representative based on such advice. The Sellers' Representative may receive compensation for services as the Sellers' Representative from the Sellers, and shall receive (i) the Seller Reserve Amount in accordance with Section 2.2(a), and (ii) reimbursement from, and be indemnified severally and not jointly by, the Sellers for any and all Losses incurred by the Sellers' Representative in the performance or discharge of its duties pursuant to this Article IX.  The Sellers acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Sellers' Representative or the termination of this Agreement.  Unless the Sellers pay all such Losses upon demand by the Sellers' Representative, the Sellers' Representative shall have no obligation to the Sellers to incur such Losses, or to continue to perform any duties hereunder.  The Sellers' Representative may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable with respect to the Sellers only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Sellers' Representative be liable to the Sellers for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Sellers' Representative has been advised of the likelihood of such loss or damage and regardless of the form of action.

9.5            Successor Representatives.  If Sellers' Representative resigns, dies or becomes incapacitated, his successor will be appointed by a majority of Sellers.  The decisions and actions of any successor Sellers' Representative will be, for all purposes, those of Sellers' Representative as if originally named herein.  The death or incapacity of any Seller will not terminate the authority and agency of Sellers' Representative as herein designated and their successors as provided for herein.  Sellers' Representative shall provide prompt written notification to Sellers and Buyer of the identity of any newly appointed Sellers' Representative.
9.6            Buyer and Escrow Agent Reliance.  Buyer and the Escrow Agent will be entitled to rely exclusively upon any communication given or other action taken by Sellers' Representative and will not be liable to Sellers or any other Person for any action taken or not taken in reliance upon the direction of Sellers' Representative.  Buyer and the Escrow Agent will not be obligated to inquire as to the authority of Sellers' Representative with respect to the taking of any action that Sellers' Representative takes on behalf of Sellers.
ARTICLE X
TERMINATION
10.1            Termination.  This Agreement may be terminated at any time prior to the Closing as follows:
(a)            By the mutual written consent of Buyer and Sellers' Representative;
(b)            By Sellers' Representative (if none of Sellers or any member of the Company Group are then in breach of any material term of this Agreement), if Buyer shall: (i) fail to perform in any material respect its agreements contained in this Agreement required to be performed on or prior to the Closing Date; or (ii) materially breaches any of its representations, warranties or covenants contained in this Agreement, which failure or breach is not cured within ten (10) days after Sellers' Representative has notified Buyer in writing of his intent to terminate this Agreement pursuant to this Section 10.1(b);
(c)            By Sellers' Representative, upon written notice to Buyer, if the Closing has not occurred on or before December 31, 2014 for any reason other than delay or nonperformance of any of Sellers or the Company Group;

(d)            By Buyer (if Buyer is not then in breach of any material term of this Agreement), if any of Sellers or any member of the Company Group shall: (i) fail to perform in any material respect their or its agreements contained in this Agreement required to be performed on or prior to the Closing Date; or (ii) materially breach any of their or its respective representations, warranties or covenants contained in this Agreement, which failure or breach is not cured within ten (10) days after Buyer has notified Sellers' Representative in writing of Buyer's intent to terminate this Agreement pursuant to this Section 10.1(d);
(e)            By Buyer, upon written notice to Sellers' Representative, if (i) the additions or amendments to the Disclosure Schedules included in the Supplements would, in the aggregate, reasonably be expected to result in liabilities of the Company in excess of the Basket, or (ii) the Closing has not occurred on or before December 31, 2014 for any reason other than delay or nonperformance of Buyer;
(f)            By Sellers' Representative, on the one hand, or by Buyer, on the other hand, if there shall be any final, non-appealable, order, writ, injunction or decree of any Governmental Authority of competent jurisdiction binding on Sellers or the Company Group, or on Buyer, which prohibits or restrains such other Person from consummating the Transactions;
(g)            In the event the Base Purchase Price is to be reduced by more than five percent (5%) as a result of deducting the Estimated Reduction Amount, Sellers may terminate this Agreement and will not be obligated to proceed to close the Transactions, unless Buyer agrees to a Reduction Factor of ninety-five percent (95%), and still wishes to close the Transactions; or
(h)            Buyer will not be obligated to close the transaction if year-to-date revenues in 2014 are less than year-to-date revenues in 2013 as of the end of the last complete month prior to closing (according to accounting practices consistent with prior practices and consistent across both years at the Company Group).  Seller will not discount pricing on any product in any region below July 2014's pricing without the approval of Buyer. Seller will provide Buyer with monthly reports and trends in average selling price across all product lines and all regions to confirm compliance with this term.
10.2            Termination Fee.
(a)            In the event that Sellers (i) breach any provision of Section 6.2 herein and (ii) enter into any agreements or other instruments regarding an Alternative Transaction within six (6) months following the termination of the Agreement, Sellers shall pay to Buyer a fee (the "Termination Fee"), separate and distinct from any other rights of Buyer contemplated in the Agreement, which shall be equal to the difference between the Purchase Price herein and the price paid to Sellers and/or their Affiliates (exclusive of any earn-out consideration) pursuant to such agreements or other instruments regarding an Alternative Transaction.

(b)            The Termination Fee shall be payable in immediately available funds by wire transfer no later than three (3) Business Days after the closing(s) of  such agreements or other instruments.  Buyer's right to the Termination Fee shall be Buyer's sole and exclusive remedy for any breach of Section 6.2.
10.3            Effect on Obligations.  In the event of the termination of this Agreement pursuant to Section 10.1, no Party will have any liability under this Agreement to any other Party, except: (a) that nothing herein shall relieve any Party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement; (b) the provisions of Article IX, Article XI, and Article XII shall survive such termination; and (c) Buyer, on the one hand, and Sellers and the Company Group, on the other hand, shall be required to continue to comply with the obligations set forth in the NDA pursuant to Section 12.16.
ARTICLE XI
DISPUTE RESOLUTION
All disputes arising under this Agreement or any other document referenced in this Agreement, except as provided in Section 2.3, Section 7.4 and Section 7.5, shall be settled in accordance with this Article XI; provided, however, that nothing in this Article XI shall preclude any Party from seeking injunctive relief in a court of competent jurisdiction in accordance with Section 12.8 hereof.
11.1            Arbitration.  The Parties will make a good faith effort to resolve any dispute, controversy or Claim arising out of or relating to this Agreement amongst themselves for a period of thirty (30) days.  If the Parties are unable to reach a mutually acceptable resolution of such dispute, controversy or Claim within thirty (30) days, the matter shall be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA").  If AAA is unable or unwilling to arbitrate the matter, the matter shall be settled by arbitration conducted in accordance with the Center for Public Resources Rules for Non-administered Arbitration of Business Disputes before a neutral advisor selected by the Center for Public Resources from its National CPR Panel.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec.Sec. 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Miami, Florida.
11.2            Good Faith.  The Parties covenant and agree that they will participate in any such arbitration in good faith.

11.3            Procedure.  In connection with any arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party thereto and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in its discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert.  The arbitrator's decision and award shall be made and delivered within forty-five (45) days of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.  The arbitrator shall have the right to require one party to such arbitration to bear all or a portion of the expenses of the other party(ies) to the arbitration.  For the avoidance of doubt, any award, including any award of expenses, shall be subject to the limitations set forth herein, including in Section 8.3 and Section 8.5.
11.4            Consent to Jurisdiction.  Each of the Parties (i) hereby irrevocably submits to the jurisdiction of the state courts in Delaware and any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding or in any action seeking injunctive relief or otherwise, and (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the Parties hereby consents to service of process by registered mail pursuant to the notice provisions in Section 12.2.  Each of the Parties agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other Parties.  Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.
ARTICLE XII
MISCELLANEOUS
12.1            Costs.  Regardless of whether the Transactions are consummated, except as otherwise provided in this Agreement, each Party shall be responsible for, and shall bear, its own costs and expenses (including any broker's or finder's fees) incurred in connection with this Agreement and the Transactions, provided any costs incurred by Sellers or the Company Group in connection with the Transaction shall be excluded from the calculation of any and all financial metrics or ratios set forth in this Agreement, such that the financial metrics or ratios shall be determined as if such costs and expenses had not been expended by Sellers or the Company Group.

12.2            Notices.  Any notice or other communication required or which may be given hereunder shall be ineffective unless given in writing and shall be deemed duly given: (a) when delivered in person; (b) when transmitted via electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid); (c) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid); (d) the day following the date (except if not a Business Day, then the next Business Day) on which the same has been delivered with charges prepaid to a reputable national overnight air courier service; or (e) the third  (3rd) Business Day following the day on which the same is mailed by certified (with the sender's receipt postmarked by a postal employee), registered (in either case, with a copy by ordinary first class mail) or express mail, postage prepaid.  All notices or other communications shall be given to the intended recipient as follows:
If to the Company Group prior to the Closing Date:
Company Group
c/o Interinbox S.A.
Rte. de Pre-bois, 29
1215 Geneva
Switzerland

With a copy (which shall not constitute notice or such other communication) to:
Patrick K. Perrin, Esq.
Berg Hill Greenleaf & Ruscitti LLP
1712 Pearl Street
Boulder, CO 80302
Telephone:  303-402-1600
Facsimile:  303-402-1601

If to Sellers and/or Sellers' Representative:
Sellers' Representative
c/o Interinbox S.A.
Rte. de Pre-bois, 29
1215 Geneva
Switzerland

With a copy (which shall not constitute notice or such other communication) to:
Patrick K. Perrin, Esq.
Berg Hill Greenleaf & Ruscitti LLP
1712 Pearl Street
Boulder, CO 80302
Telephone: 303-402-1600
Facsimile: 303-402-1601

If to Buyer, then to:
SMTP
________
________

With a copy (which shall not constitute notice or such other communication) to:
Reed Smith
The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by notice hereunder.
12.3            Entire Agreement.  This Agreement, together with all Schedules (as amended) and Exhibits attached hereto collectively constitute the entire agreement among the Parties concerning the subject matter hereof and supersede any and all prior written agreements and any and all prior or contemporaneous oral agreements or understandings relating to the subject matter hereof.  All negotiations among or between any of the Parties are superseded by the documents set forth in the first sentence of this Section 12.3, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the Parties other than those expressly set forth or expressly incorporated herein.
12.4            Waivers and Amendments.  Except as otherwise provided herein, this Agreement may not be amended, modified, superseded, canceled, renewed or extended, nor may any term or condition hereof be waived, except by a written instrument or document, which states that it is amending, modifying, superseding, cancelling, renewing, extending, or waiving a term or condition of, this Agreement, as the case may be, signed by Buyer and Sellers' Representative or, in the case of a waiver, signed by the Party sought to be charged therewith.  No waiver by any Party of the breach of any provision hereof shall be deemed to constitute a waiver of any continuing or subsequent breach of such provision or any other provision hereof.  No failure or delay by any Party in exercising any right, power, privilege or remedy hereunder will operate as a waiver thereof.  The rights and remedies expressly granted hereunder shall be cumulative with respect to, and shall not be deemed to exclude, any other rights and remedies to which any Party shall be entitled at Law or in equity.
12.5            Binding Effect; Assignment.  Except as provided below, this Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and personal representatives, except that no assignment of all or any part of this Agreement or any right or obligation hereunder may be assigned by any Party without the prior written consent of all other Parties (which consent may be withheld in the sole discretion of such other Parties), and any attempted assignment without such consent shall be void and of no force or effect.  Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to any Affiliate without the prior approval of Sellers' Representative acting on behalf of Sellers and, prior to the Closing, the Company Group, but any such assignment by Buyer shall not relieve Buyer from its obligations to the Company Group and Sellers hereunder.
12.6            No Rescission.  No Party shall be entitled to rescind the Transactions by virtue of any failure of any Party's representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.
12.7            Governing Law.  This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

12.8            Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity.  Each Party agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 12.8.
12.9            Reserved.
12.10                          Waiver of Jury Trial.  EACH OF THE PARTIES WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY PARTY.
12.11                          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
12.12                          Agreement Severable.  This Agreement shall be deemed to be severable, so that if the application of any provision (or any portion thereof) hereof to any Person or circumstances shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all remaining provisions hereof shall continue to remain valid and in full force and effect in accordance with their terms, so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
12.13                          Counterparts.  This Agreement may be executed and delivered in any number of counterparts (and delivered by facsimile, electronic mail or other electronic exchange), each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected on this Agreement as the signatories.
12.14                          No Third Party Beneficiaries.  Except as set forth in Sections 7.14, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnitees and their respective heirs, representatives, successors and permitted assigns.

12.15                          Public Announcements.  None of Buyer, the Company Group, Sellers or Sellers' Representative (or any of their respective Affiliates) shall make any public announcement or communication or issue any circular in connection with the existence or the subject matter of this Agreement without the prior written approval of all the other Parties (such approval not to be unreasonably withheld, conditioned or delayed).  The restriction in this Section 12.15 shall not apply to the extent that the public announcement, communication or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction to which the Party is subject or submits, whether or not the requirement has the force of law.  If this exception applies, the Party making the public announcement or communication or issuing the circular shall use its reasonable efforts to consult with the other Parties in advance as to its form, content and timing.
12.16                          Confidentiality.  That certain Mutual Non-Disclosure Agreement dated May 26, 2014, by and between the Sellers and Buyer (the "NDA") is incorporated herein by reference and shall remain in full force and effect until the earlier of: (a) three years after the Closing; or (b) the date on which the NDA is terminated or expires in accordance with its terms; provided, however that a Party's obligations with respect to the non-use and non-disclosure of any trade secrets shall survive indefinitely.  For the avoidance of doubt, the NDA as incorporated herein shall be deemed to apply to, and to protect the Confidential Information (as defined in the NDA) of the Buyer and its subsidiaries and each of the members of the Company Group and their respective subsidiaries
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF and intending to be legally bound hereby, the Parties have executed this Share Purchase Agreement as of the date first set forth above.

BUYER:	SMTP, INC.
By: Name: Jonathan M. Strimling Title: CEO

COMPANY GROUP:	INTERINBOX SA
By: Name: Title:
ERNEPH 2012B (GRAPHICMAIL SOUTH AFRICA) By: Name: Title: ERNEPH 2012A (ISMS SOUTH AFRICA) By: Name: Title: QUATTRO HOSTING LLC USA By: Name: Title:

SELLERS:	Paul Honig Nick Eckert Ernie Retief PENTASOFT LTD By: Name: Title:

Exhibit A
Sellers
Name	Address	Wire Instructions
Paul Honig
Nick Eckert
Ernie Retief
Pentasoft Ltd.

Schedule 3.2(a)(xii)
Employment Agreements
1.            Nick Eckert
2.            Ernie Retief
3.            Guus Bierens
4.            Arend Brink
5.            Lukas Hofer
6.            Charles Chadwick
7.            Andre Strauss

Annex I
Company Group's Knowledge
1.            Meinhardt Honig
2.            Nick Eckert
3.            Ernie Retief
4.            Guus Bierens
5.            Arend Brink
6.            Lukas Hofer
7.            Charles Chadwick
8.            Andre Strauss